UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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FILENET CORPORATION

(Name of Registrant as Specified in its Charter)

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Dear FileNet Corporation Stockholder:

On behalf of the board of directors of FileNet Corporation, I cordially invite you to attend a special meeting of stockholders to be held at 3565 Harbor Boulevard, Costa Mesa, California on October 3, 2006 at 9:00 a.m. local time.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated as of August 9, 2006, by and among FileNet, International Business Machines Corporation, referred to as IBM, and Nassau Acquisition Corp., a wholly-owned subsidiary of IBM, and approve the merger contemplated by the merger agreement, and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. If the merger is consummated, we will become a subsidiary of IBM. If the merger is completed, you will be entitled to receive $35.00 in cash, without interest, for each share of our common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of FileNet and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Your vote is very important. We cannot consummate the merger unless the holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement and approve the merger. The obligations of FileNet and IBM to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving approvals from regulatory agencies. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Sincerely,

Lee D. Roberts
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated September 5, 2006, and is first being mailed to stockholders on or about September 7, 2006.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 3, 2006

To the Stockholders of FileNet Corporation:

We will hold a special meeting of the stockholders of FileNet at 3565 Harbor Boulevard, Costa Mesa, California on October 3, 2006 at 9:00 a.m. local time. The purpose of the special meeting will be:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 9, 2006, by and among FileNet, International Business Machines Corporation, referred to as IBM, and Nassau Acquisition Corp., a wholly-owned subsidiary of IBM, and approve the merger contemplated by the merger agreement;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of record of our common stock at the close of business on August 23, 2006, the record date for the special meeting, may vote at the special meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting.

Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days prior to the special meeting at our executive offices and principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Stockholders of FileNet who do not vote in favor of the adoption of the merger agreement are entitled to appraisal rights under the Delaware General Corporation Law in connection in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights” in this proxy statement.

Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone, as soon as possible.

You may vote by completing and mailing the enclosed proxy card or by granting your proxy electronically via Internet or telephone. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy by mailing the enclosed proxy card will ensure that your shares are represented at the special meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options. If you do not vote in person, submit the proxy, vote your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Philip C. Maynard
Secretary

September 5, 2006

Costa Mesa, California

i

Annexes

Annex A	—	Agreement and Plan of Merger dated as of August 9, 2006, by and among FileNet Corporation, International Business Machines Corporation and Nassau Acquisition Corp.	A-1

Annex B	—	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	B-1

Annex C	—	Section 262 of the General Corporation Law of the State of Delaware	C-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of FileNet. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. We encourage you to read this proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters. In this proxy statement, the terms “Company,” “we,” “our,” “ours,” and “us” refer to FileNet. We refer to International Business Machines Corporation as IBM, and Nassau Acquisition Corp. as Merger Sub.

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with IBM and Merger Sub. Under the merger agreement we will become a wholly-owned subsidiary of IBM and our common stock will no longer be listed on the NASDAQ Global Select Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to consummate the merger, our stockholders must vote to adopt the merger agreement and approve the merger. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card and voting instructions allow you, as our stockholder, to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place at 3565 Harbor Boulevard, Costa Mesa, California on October 3, 2006, at 9:00 a.m. local time.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to adopt the merger agreement and approve the merger and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All stockholders as of the close of business on August 23, 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date.

Q:	As a stockholder, what will I be entitled to receive in the merger?

A:	At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time in respect of stock options or our other securities), other than shares held by us, our wholly-owned subsidiaries, IBM or Merger Sub or by holders who properly exercise appraisal rights under Delaware law, will be automatically converted into the right to receive $35.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	Why is our board of directors recommending that I vote “FOR” the proposal to adopt the merger agreement and approve the merger?

A:	Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our board of directors determined that the merger is advisable and in the best interests of us and our stockholders. In reaching its decision to approve and adopt the merger agreement and to recommend the adoption of the merger agreement by our stockholders, our board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 24 through 26 under “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of our stockholders is required to adopt the merger agreement and approve the merger?

A:	Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, who are present in person or represented by proxy at the special meeting.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of our common stock that you owned on August 23, 2006, the record date for the special meeting, you are entitled to cast one vote on each matter voted upon at the special meeting.

Q:	Is the approval of the stockholders of IBM or its subsidiaries required to effectuate the merger?

A:	No. Only the approval of IBM as the sole stockholder of Merger Sub is required to effectuate the merger, which approval has already been obtained.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. If you were a holder of record on August 23, 2006, you may vote in person at the special meeting, by submitting a proxy for the special meeting or by voting electronically via the Internet or by telephone by following the instructions on the enclosed proxy card. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and it will have no effect on the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes, you may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of four ways:

•	you can provide a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy;

•	you can complete and submit a later dated proxy in writing;

•	you can vote at a later date via the Internet or by telephone; or

•	if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger—Appraisal Rights.”

Q:	Is the merger expected to be taxable to me?

A:

Generally, yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder (as defined in “The Merger—Material United States Federal Income Tax Consequences” on page 42) who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash per share received and the holder’s adjusted tax basis in the share of our common stock exchanged therefor. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger—Material United States Federal Income Tax Consequences” on page 42 for a more complete discussion of the United States federal income tax consequences of the merger to United States Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. Promptly after the merger is consummated, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Alternatively, if you exercise appraisal rights, you will receive an appraisal notice from us instructing you where and when your certificates must be deposited if the deposit of your certificates is required in connection with the exercise of your appraisal rights.

Q:	When do you expect the merger to be consummated?

A:	We are working toward consummating the merger as quickly as possible and expect to consummate the merger in the fourth quarter of 2006. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, including the receipt of regulatory approvals. See “The Merger Agreement—Conditions to the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, please call our proxy solicitor, Georgeson Inc. at (212) 440-9800 (banks and brokers) or (866) 296-5716 (all others, toll free). If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

FileNet Corporation

Attn: Investor Relations

3565 Harbor Boulevard

Costa Mesa, California 92626

(714) 327-3400

OR

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 296-5716

SUMMARY

This summary term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of FileNet or that you should consider before voting on the proposal to adopt the merger agreement and approve the merger. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement and approve the merger. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 19)

FileNet Corporation

3565 Harbor Boulevard

Costa Mesa, California 92626

(714) 327-3400

FileNet, a Delaware corporation, develops, markets, sells and supports a software platform and application development framework for Enterprise Content Management and Business Process Management. Enterprise Content Management, or ECM, refers to the broad range of functions used by organizations, including businesses and governmental agencies, to access and manage all forms of content, streamline and automate business processes, and automate records management to help meet compliance needs. FileNet’s software provides a reliable, scalable and highly available enterprise platform that enables companies to capture, store, manage, secure and process information to increase operational efficiency and lower total cost of ownership.

For additional information about FileNet and its business, see “Where You Can Find More Information” on page 66.

International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

(914) 499-1900

IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide.

For additional information about IBM and its business, see “Where You Can Find More Information” on page 66.

Nassau Acquisition Corp.

New Orchard Road

Armonk, New York 10504

(914) 499-1900

Nassau Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM, was organized solely for the purpose of entering into the merger agreement with FileNet and consummating the merger and has not conducted any business operations.

The Merger (page 19)

We have agreed to be acquired by IBM pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into FileNet, with FileNet continuing as the surviving corporation and a wholly-owned subsidiary of IBM. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by us, our wholly-owned subsidiaries, IBM or Merger Sub or by holders properly exercising appraisal rights under Delaware law, will be automatically converted into the right to receive $35.00 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Effect of the Merger on Stock Options, Restricted Stock, Deferred Stock, Restricted Stock Units and Purchase Rights (page 49)

Except as otherwise provided in the terms of certain offer letters between IBM and certain of our officers:

•	at least fifteen days prior to the effective time of the merger, each outstanding stock option will automatically accelerate so that each such stock option shall become fully exercisable. All stock options not exercised prior to the effective time of the merger will be cancelled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of our common stock subject to such stock option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. All amounts payable will be paid at or as soon as practicable following the effective time of the merger, without interest;

•	each share of restricted common stock outstanding at the effective time of the merger will become fully vested and treated in the same manner as outstanding shares of our common stock; and

•	each restricted stock unit outstanding at the effective time of the merger shall either vest in full or be forfeited and cancelled in accordance with the terms of the award agreement evidencing such restricted stock unit, and at the effective time, each restricted stock unit that has vested in full shall be treated in the same manner as outstanding shares of our common stock.

Each purchase right outstanding under one of our employee stock purchase plans immediately before the effective time of the merger shall automatically be exercised by applying the payroll deductions of each then current participant in the employee stock purchase plans for each then current purchase period in effect under such employee stock purchase plans to the purchase of whole shares of our common stock (subject to the provisions of the employee stock purchase plans regarding the maximum number and value of shares purchasable per participant) at a purchase price per share equal to 85% of the lower of (A) the fair market value per share of our common stock on the start date of the purchase period in which the merger occurs and (B) the fair market value per share of our common stock immediately prior to the effective time of the merger, and at the effective time of the merger each share of common stock so purchased will be treated in the same manner as other outstanding shares of our common stock.

Additionally, each share of common stock subject to an outstanding deferred stock award at the effective time of the merger shall be converted in the merger into the right to receive the merger consideration of $35.00 in cash, without interest and less any applicable withholding taxes.

The Special Meeting (page 15)

The special meeting of our stockholders will be held at 3565 Harbor Boulevard, Costa Mesa, California on October 3, 2006 at 9:00 a.m. local time. At the special meeting, you will be asked to vote on the proposal to adopt the merger agreement and approve the merger, and, if necessary, the proposal to adjourn the special meeting to solicit additional proxies.

Stockholders Entitled to Vote; Vote Required (page 15)

Only holders of record of our common stock at the close of business on August 23, 2006, the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares voted on such proposal. On the record date, there were 42,440,653 shares of our common stock entitled to vote at the special meeting.

Shares Owned by Our Directors and Executive Officers (page 16)

As of August 23, 2006, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 149,356 shares of common stock, or approximately .35% of our total common stock outstanding on that date excluding those shares held by IBM and its subsidiaries. These numbers do not give effect to outstanding stock options, restricted stock units, deferred stock awards or purchase rights, which are not entitled to vote at the special meeting.

Market Price and Dividend Data (page 62)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FILE.” On August 9, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $34.65. On September 5, 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $34.83.

Recommendation of Our Board of Directors (page 25)

Our board of directors, by the unanimous vote of all directors:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders; and

•	determined that it was in the best interests of us and our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.

Our board of directors recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger, and, “FOR” the proposal to adjourn the meeting to solicit additional proxies, if necessary. To review the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger” beginning on page 25.

Interests of Our Directors and Executive Officers in the Merger (page 34)

When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement and approve the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. For example:

•	pursuant to certain agreements between IBM and each of our executive officers, each of our executive officers will become an employee of IBM following the effective time of the merger;

•	pursuant to certain agreements between IBM and each of Lee D. Roberts, our Chief Executive Officer, and Sam M. Auriemma, our Chief Financial Officer, each such executive officer will be entitled to receive a cash payment shortly following the completion of the merger in lieu of certain severance benefits to which he may have become entitled under his existing change in control severance agreement;

•	pursuant to certain agreements between IBM and each of Mr. Roberts, Ron Ercanbrack, our President, Martyn Christian, our Chief Marketing Officer and Executive Vice President, and L. Kim Poindexter, our Senior Vice President of Development, each such executive officer will be eligible to receive cash payments upon the successful achievement of certain performance milestones;

•	pursuant to certain agreements between IBM and each of Mr. Auriemma and Philip C. Maynard, our Chief Legal Officer, Secretary and Senior Vice President, each such executive officer will be entitled to receive one or more cash retention bonus payments in the event he remains in service with IBM through one or more specified dates;

•	pursuant to that certain offer letter between IBM and Mr. Roberts, Mr. Roberts may become entitled to receive certain tax gross-up payments;

•	certain options (including certain unvested options) to purchase shares of our common stock held by our executive officers will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $35.00 over the applicable per share exercise price and (ii) the number of shares subject to the option;

•	certain unvested options to purchase shares of our common stock held by certain of our executive officers will be assumed and converted into options to purchase shares of IBM common stock;

•	certain restrictions on unvested shares of restricted stock held by certain of our executive officers will lapse at the effective time of the merger, and such shares will be treated like all other outstanding shares of our common stock in the merger;

•	certain unvested shares of restricted stock held by certain of our executive officers will be purchased by IBM at the effective time of the merger and converted into a cash retention bonus program, pursuant to which the executive officer will be entitled to receive certain cash retention bonus payments in the event he remains in service with IBM through one or more specified dates;

•	certain restricted stock units (including certain unvested restricted stock units) held by our executive officers will be cancelled and the holder will be entitled to receive a cash payment equal to $35.00 in cash, without interest and less any applicable withholding taxes, for each share then subject to the portion of the restricted stock unit award cancelled in exchange for such payment;

•	certain restricted stock units (including certain unvested restricted stock units) held by certain of our executive officers will be converted into restricted stock units to acquire shares of IBM common stock based on a conversion ratio;

•	certain deferred stock awards held by our non-employee directors, Theodore J. Smith, John C. Savage and Roger S. Siboni, will be cancelled and the holder will be entitled to receive a cash payment equal to $35.00 in cash, without interest and less any applicable withholding taxes, for each share then subject to such cancelled deferred stock award; and

•	our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the effective time of the merger and will have the benefit of director and officer liability insurance for six years following completion of the merger.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (page 27 and Annex B)

In connection with the merger, our board of directors received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock. The full text of Merrill Lynch’s written opinion, dated August 9, 2006, is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch. Merrill Lynch’s opinion was directed to our board of directors in connection with its evaluation of the consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger agreement.

Delisting and Deregistration of Our Common Stock (page 41)

If the merger is consummated, our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934 (or Exchange Act), and we will no longer file periodic reports with the Securities and Exchange Commission.

The Merger Agreement (page 48)

Conditions to the Closing of the Merger (page 57)

Our, IBM’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement and approval of the merger by our stockholders;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (or the HSR Act), and any other approval or waiting period under any other applicable competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired; and

•	no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree of any court of competent jurisdiction preventing the consummation of the merger shall be in effect.

IBM’s and Merger Sub’s obligations to consummate the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•	our representations and warranties made pursuant to the merger agreement that are qualified as to materiality (as so qualified), and our representations and warranties that are not so qualified, shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date;

•	the performance by us in all material respects of our obligations under the merger agreement;

•	the absence of any pending claim, suit, action or proceeding brought or threatened by a third party that has a reasonable likelihood of success or by any governmental entity challenging or seeking to restrain or prohibit the consummation of the merger, limit the ownership, control or business of us or IBM or to obtain material damages from IBM or its subsidiaries;

•	no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by a court of competent jurisdiction that could reasonably be expected to result, directly or indirectly, in any of the effects described in the immediate preceding condition; and

•	a material adverse effect has not occurred with respect to us.

Our obligation to consummate the merger is also subject to the satisfaction by IBM and Merger Sub or waiver by us of the following conditions:

•	IBM’s and Merger Sub’s representations and warranties made pursuant to the merger agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date; and

•	the performance by each of IBM and Merger Sub in all material respects of their obligations under the merger agreement.

No Solicitation Covenant (page 54)

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with any person with respect to, any takeover proposal.

If our board of directors receives a bona fide unsolicited written takeover proposal by a third party prior to our obtaining stockholder approval, it may participate in discussions or negotiations with such third party if, among other things, it determines in good faith that such takeover proposal constitutes, or could reasonably be expected to lead to, a superior proposal and it furnishes to the third party making the takeover proposal information with respect to us and our subsidiaries pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the confidentiality agreement between us and IBM and such information has been or is provided to IBM on a prior or concurrent basis.

Termination of the Merger Agreement (page 58)

The merger agreement may be terminated under certain circumstances, including:

•	by our, IBM’s and Merger Sub’s mutual written consent;

•	by either IBM or us if:

•	the merger has not been consummated by January 31, 2007;

•	any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree of any court of competent jurisdiction preventing the consummation of the merger is in effect and has become final and nonappealable;

•	our stockholders do not adopt the merger agreement and approve the merger at the stockholders meeting;

•	by us if:

•	IBM breaches a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by January 31, 2007, or if such breach is curable, IBM does not commence to cure such breach within 10 business days after receipt of written notice from us and diligently pursues the cure thereafter; or

•	by IBM if:

•	our board of directors: (i) withdraws or modifies in a manner adverse to IBM or Merger Sub, or proposes to withdraw or modify, its recommendation of the merger agreement or the merger or recommends or proposes to recommend the approval or adoption of any takeover proposal or (ii) delivers a notice to IBM of its intention to undertake any action described in (i);

•	we breach a representation, warranty, covenant or other agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured by January 31, 2007, or if such breach is curable, we do not commence to cure such breach within 10 business days after receipt of written notice from IBM and diligently pursues the cure thereafter; or

•	any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree of any court of competent jurisdiction having the effect of restraining or prohibiting the consummation of the merger, limiting the ownership, control or business of us our IBM or obtaining material damages from IBM or its subsidiaries, has become final and nonappealable.

Termination Fees and Expenses (page 59)

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay a termination fee of $40.25 million to IBM if:

•	a takeover proposal has been publicly proposed, or any person has publicly announced an intention to make a takeover proposal or a takeover proposal otherwise becomes generally known to our stockholders; and

•	thereafter the merger agreement is terminated by either us or IBM because:

•	the merger has not been consummated by January 31, 2007; or

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting; and

•	within 12 months after the termination of the merger agreement, we enter into any acquisition agreement with respect to any takeover proposal or any takeover proposal is consummated.

We will also be required to pay a termination fee of $40.25 million to IBM if IBM terminates the merger agreement because (i) our board of directors withdraws or modifies in a manner adverse to IBM or Merger Sub, or proposes publicly to withdraw or modify, its recommendation of the merger agreement or the merger or recommends or proposes to recommend the approval or adoption of any other takeover proposal or (ii) our board of directors delivers a notice to IBM of its intention to undertake any action described in (i).

Material United States Federal Income Tax Consequences (page 42)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder (as defined in “The Merger—Material United States Federal Income Tax Consequences” on page 42) who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash per share received and the holder’s adjusted tax basis in the share of our common stock exchanged therefor. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 42 for a more complete discussion of the federal income tax consequences of the merger to United States Holders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 43)

Antitrust (page 43)

Under the HSR Act, we cannot consummate the merger until we and IBM have notified the Antitrust Division of the U.S. Department of Justice (or Antitrust Division) and the U.S. Federal Trade Commission (or FTC) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated. We and IBM filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on August 22, 2006. The initial waiting period under the HSR Act will expire at 11:59 p.m. on September 21, 2006, the 30th day following the filing, unless the Antitrust Division or the FTC requests additional information before that time. The merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. We will file the appropriate notifications in each such jurisdiction and pursue the approval of the merger as necessary.

Paying Agent

Computershare Trust Company, N.A. is expected to act as the paying agent for the payment of the merger consideration.

Appraisal Rights (page 44)

Under Delaware law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the applicable merger consideration for such shares. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•	you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted

“FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “The Merger—Appraisal Rights” on page 44 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will receive only the judicially-determined fair value of their shares if one or more stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.

Annex C to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements, including, without limitation, those projections regarding the consummation of the merger, government consents and approvals and the outcome of the contingencies such as legal proceedings, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the occurrence or non-occurrence of the other conditions to the closing of the merger;

•	the timing of the consummation of the merger and receipt by stockholders of the merger consideration;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty concerning the effects of our pending transaction with IBM; and

•	additional risks and uncertainties not presently known to us or that we currently deem immaterial.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

FILENET CORPORATION SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at 3565 Harbor Boulevard, Costa Mesa, California on October 3, 2006, at 9:00 a.m. local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on August 23, 2006, to consider and vote on the following proposals:

1. The adoption of the Agreement and Plan of Merger, dated as of August 9, 2006, by and among FileNet Corporation, IBM, and Nassau Acquisition Corp., a wholly-owned subsidiary of IBM, and approval of the merger contemplated by the merger agreement;

2. The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3. The transaction of any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the terms of the merger agreement are advisable and in the best interests of our stockholders and has unanimously approved the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting to solicit additional proxies, if necessary. See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Stockholders Entitled to Vote; Record Date; Vote Required

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.

You may vote at the special meeting if you owned shares of our common stock at the close of business on August 23, 2006, the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote on the proposal to adopt the merger agreement and approve the merger is based on the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority or has not received instructions from the beneficial owner of the shares. Brokers and other nominees will not have discretionary authority on the proposal to adopt the merger agreement and approve the merger.

Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares voted on such proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting.

A list of our stockholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of August 23, 2006, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 149,356 shares of common stock, or approximately .35% of our total common stock outstanding on that date excluding those shares held by IBM and its subsidiaries. These numbers do not give effect to outstanding stock options, restricted stock units, deferred stock awards or purchase rights, which are not entitled to vote at the special meeting.

Voting; Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to adopt the merger agreement and approve the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our common stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” the adoption of the merger agreement and will have no effect on the proposal to adjourn the special meeting to solicit additional proxies, if necessary. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement and approve the merger and no effect on the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Although it is not currently expected, if the proposal to adjourn the special meeting to solicit additional proxies is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Any adjournment may be made without notice (if the adjournment is not for more than sixty days from the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Revocation of Proxies

A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date, by voting at a later date via Internet or by telephone or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

We and our proxy solicitation firm, Georgeson Inc., are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the payment a fee of $18,000, plus reasonable expenses, to Georgeson Inc. for its services. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our executive officers and regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, telegram, facsimile, special delivery letter or other electronic means.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is consummated, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex C to this proxy statement, including by not voting in favor of the adoption of the merger agreement. Dissenting stockholders who properly perfect their appraisal rights will receive only the judicially-determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For more information on appraisal rights, see below under “The Merger—Appraisal Rights.”

Other Business

We do not expect that any matter other than the proposal to adopt the merger agreement and approve the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

FileNet Corporation

Attn: Investor Relations

3565 Harbor Boulevard

Costa Mesa, California 92626

(714) 327-3400

OR

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 296-5716

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our stockholders to adopt the merger agreement and approve the merger contemplated therein. If we consummate the merger, we will become a wholly-owned subsidiary of IBM, and our stockholders will have the right to receive $35.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

The Companies

FileNet Corporation

We were incorporated in California on July 30, 1982 and re-incorporated in Delaware on June 11, 1987. We are headquartered in Costa Mesa, California and operate globally in more than 90 countries through our own global sales, professional services and support organizations, as well as through our ValueNet Partner network of resellers, system integrators and application developers. We invest significantly in product development to continue advancing our content and process management capabilities that combine content and process to solve real-world business problems.

We develop, market, sell and support a software platform and application development framework for Enterprise Content Management and Business Process Management. Enterprise Content Management (“ECM”) refers to the broad range of functions used by organizations, including businesses and governmental agencies, to access and manage all forms of content, streamline and automate business processes, and automate records management to help meet compliance needs. Our software provides a reliable, scalable and highly available enterprise platform that enables companies to capture, store, manage, secure and process information to increase operational efficiency and lower total cost of ownership.

Our software automates the management and processing of all forms of content including Web pages, word processing documents, spreadsheets, HTML, XML, PDF, document images, email messages, digital content and other electronic content. Our Business Process Management (“BPM”) software controls the flow of work throughout a business by streamlining, automating and optimizing business processes. BPM refers to the automation of processing, communicating and gathering information within the organization and from third parties in order to make appropriate decisions during a business transaction, such as processing payments or applications for services or products. Our software offers customers the ability to configure, design, build and deploy ECM and BPM solutions to meet the needs of their particular business or organization. These solutions allow customers to manage content throughout their organizations by automating and streamlining their critical and everyday decision-making to enhance the performance of their business.

Our principal offices are located at 3565 Harbor Boulevard, Costa Mesa, California 92626, and our telephone number is (714) 327-3400.

International Business Machines Corporation

IBM, a New York corporation, develops and manufactures advanced information technologies, including computer systems, software, networking systems, and microelectronics. IBM translates these advanced technologies into value for its customers through its professional solutions and services worldwide. IBM’s principal executive offices are located at New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900. Additional information regarding IBM is contained in IBM’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 66.

Nassau Acquisition Corp.

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of IBM. Merger Sub was organized solely for the purpose of entering into the merger agreement with FileNet and consummating the merger and has not conducted any business operations other than those incident to its formation. If the merger is consummated, Merger Sub will cease to exist following its merger with and into FileNet.

Merger Sub’s mailing address is c/o International Business Machines Corporation, New Orchard Road, Armonk, New York 10504 and its telephone number is (914) 499-1900.

Background of the Merger

Our board of directors and management, in their ongoing effort to maximize stockholder value, have periodically reviewed and assessed our business strategy, a variety of strategic alternatives, and the various trends and conditions impacting our business in general. These industry trends include (1) consolidation in the U.S. software industry, (2) major competitors increasingly being able to use their size and portfolio breadth as leverage for a competitive advantage in our market and (3) other competitive pressures such as increased pricing pressures as a result of more competitors and rapid technological change.

In late 2004, management conducted an in-depth strategic planning review with our board of directors to assess our competitive position, strengths and weaknesses and industry trends. At that time, our board of directors had extensive discussions with management regarding our competitive position within the industry, our business strategy, and possible strategic alternatives, such as purchasing other software companies, a merger of equals and a potential sale of the Company. A potential sale of the Company was considered because of, among other things, the risks associated with continuing to operate as a stand-alone software company, including competition and the potential for our products to become obsolete.

In January 2005, we engaged a nationally recognized investment bank to assist us with identifying companies that may be interested in acquiring the Company. From January 2005 through mid-May 2005, we engaged in discussions with three potential purchasers, including IBM. We signed confidentiality agreements with two other companies but did not have substantive discussions with either. In late May 2005, our board of directors and management concluded that the indications of interest from potential purchasers did not merit our continued consideration. On May 26, 2005, we terminated our engagement with the nationally recognized investment bank regarding a potential sale of the Company.

From late May 2005 through May 21, 2006, we operated our business in the ordinary course with the intention of remaining a stand-alone company.

On May 22, 2006, our Chief Executive Officer, Lee Roberts, received a call from representatives of IBM indicating IBM’s interest in acquiring us in an all-cash transaction. The representatives of IBM indicated that they were not prepared to provide a valuation range for our common stock at that time. On May 23, 2006, Mr. Roberts telephoned each member of the board and informed them of the call from IBM. On May 26, 2006, we entered into a non-disclosure agreement with IBM.

On May 31, 2006, Mr. Roberts met with Ambuj Goyal, General Manager, IBM Information Management Software, and discussed IBM’s interest in pursuing an acquisition of the Company.

On June 12, 2006, members of our senior management met with representatives of IBM in New York. At the meeting, members of our management made a presentation regarding our operations and financial performance.

On June 14, 2006, Mr. Roberts, our Chief Financial Officer, Sam Auriemma, and our Vice President— Business Development, Karl Doyle, discussed a timeline for IBM’s due diligence review with representatives of IBM.

Later that day, our board of directors held a special telephonic meeting to review with members of our senior management the progress and status of the initial discussions with IBM. The board then discussed the desirability of retaining a nationally recognized investment bank to serve as financial advisor and to review and, if requested, opine on the fairness of the financial terms of a potential transaction. Following a discussion, the board authorized management to continue discussions with IBM and to interview and retain a financial advisor to advise the Company in connection with a potential transaction.

Following the board meeting, members of our management, including Mr. Roberts, met by teleconference with representatives of Merrill Lynch. During the teleconference, members of our management indicated that we were seeking to engage a financial advisor to advise us on valuation and process and to review and, if requested, opine on the fairness, from a financial point of view, of the consideration offered by a potential purchaser to our stockholders in the event that the negotiations between us and a potential purchaser resulted in an acquisition proposal that we believed to be acceptable. We also asked Merrill Lynch to perform a preliminary valuation analysis with respect to the Company.

On June 20, 2006, members of our management met with representatives of Merrill Lynch to discuss the status and results of Merrill Lynch’s preliminary valuation analysis of the Company.

On June 22, 2006, members of our management met with representatives of IBM to discuss IBM’s proposed valuation range for our common stock, expectations regarding integration of the companies’ respective businesses and the commencement of IBM’s due diligence review. During the meeting, representatives of IBM provided an indication of a potential valuation range for our common stock of $32 - $34 per share. The closing price of our common stock on June 22, 2006 was $25.83.

On June 26, 2006, our board of directors held a special telephonic meeting to review with members of our senior management the progress and status of the negotiations with IBM. Mr. Roberts updated the board on the discussions held with IBM since the last board meeting on June 14, 2006, focusing especially on the June 22, 2006 meeting during which IBM’s indicated potential valuation range for our common stock, expectations regarding integration of the companies’ respective businesses and the commencement of IBM’s due diligence review were discussed. Mr. Auriemma reviewed with the board the respective qualifications of Latham & Watkins LLP and Merrill Lynch. The board then discussed and approved the retention of Latham & Watkins LLP (our regular outside counsel) as our legal counsel and Merrill Lynch as our financial advisor in connection with a potential transaction. Following a discussion, the board authorized management to continue discussions with IBM and to contact other potential purchasers to determine if they would be interested in purchasing us.

On June 27, 2006, at our request, representatives of Merrill Lynch met with representatives of IBM to discuss the possible transaction between us and IBM. At the meeting, representatives of Merrill Lynch conveyed to IBM our view of an appropriate valuation range for the Company, which was higher than the range previously indicated by IBM. Based on the discussion regarding valuation between IBM and Merrill Lynch, IBM decided to continue its due diligence investigation. IBM indicated to Merrill Lynch that any final offer from IBM would depend upon the results of its due diligence investigation.

On June 28, 2006, representatives of Merrill Lynch informed us that, at our request, they had spoken with representatives of a large technology company (potential purchaser #1) to assess that company’s interest in acquiring us. Representatives of potential purchaser #1 indicated that they would consider a potential transaction with us and would contact Mr. Roberts if they had any interest in pursuing such a transaction.

On July 10, 2006, members of our management met with representatives of IBM in New York to discuss our corporate structure, key senior staffing, transaction timing and process and the valuation range that they believed appropriate for our common stock. Also on July 10, 2006 and July 11, 2006, other members of our management and representatives of IBM met in Costa Mesa, California to discuss and commence IBM’s due diligence review. In addition, we provided IBM and its representatives with access to our electronic data room beginning July 10, 2006.

On July 11, 2006, at our request, representatives of Merrill Lynch contacted representatives of a large technology company (potential purchaser #2) to assess that company’s interest in acquiring us. Representatives of potential purchaser #2 indicated that they would consider a potential transaction with us and would contact Mr. Roberts if they had any interest in pursuing such a transaction.

On July 13, 2006, our board of directors held a special telephonic meeting to review with members of our senior management the progress and status of the discussions with IBM and the discussions with potential purchasers #1 and #2. At the meeting, a representative of Latham & Watkins LLP reviewed a number of considerations with respect to a potential transaction, including regulatory and antitrust considerations, timing, process, due diligence and confidentiality and advised the board regarding its fiduciary duties when considering an acquisition of the Company. Representatives of Merrill Lynch reviewed with the board Merrill Lynch’s analyses regarding the valuation of the Company and updated the board on the status of discussions with IBM regarding the valuation range for our common stock. Merrill Lynch also discussed its assessment of other potential purchasers. Following a discussion, the board authorized management to continue discussions with IBM and other potential purchasers.

On July 17, 2006, a representative of potential purchaser #2 telephoned Mr. Roberts and indicated potential purchaser #2’s interest in acquiring us and its desire to schedule a management presentation with members of our management.

Between July 17, 2006 and July 20, 2006, members of our management and representatives of IBM held a series of due diligence meetings in Costa Mesa, California. Potential purchaser #2 had previously entered into a non-disclosure agreement with us on March 7, 2005, which agreement was still effective.

On July 19, 2006, representatives of potential purchaser #1 indicated that they would like to schedule a management presentation with members of our management and would like access to our electronic data room to begin their due diligence review.

On July 20, 2006, representatives of potential purchaser #2 indicated that they would like access to our electronic data room to begin their due diligence review.

On July 22, 2006, our board of directors held a special telephonic meeting to review with members of our senior management the progress and status of the discussions with IBM, IBM’s due diligence review and the discussions with potential purchasers #1 and #2. Following a discussion, the board authorized management to continue discussions with IBM and potential purchasers #1 and #2. The board instructed management to treat all three potential purchasers equally by providing access to information (subject to confidentiality restrictions) on equal terms and to otherwise afford each a reasonable opportunity to make a proposal to acquire us.

On July 26, 2006, at our request, representatives of Merrill Lynch contacted representatives of a large technology company (potential purchaser #3) to assess that company’s interest in acquiring us. Representatives of potential purchaser #3 declined to pursue a potential transaction. After discussing with representatives of Merrill Lynch the status of discussions with the potential purchasers, including the valuation ranges being considered by IBM and potential purchaser #1, our board of directors and management concluded that IBM and potential purchasers #1, #2 and #3 were the only companies that were or would have been reasonably likely to be interested in purchasing us at a price at the high end of the valuation range being discussed with IBM.

On July 27, 2006, the chief executive officer of potential purchaser #2 contacted Mr. Roberts and indicated that potential purchaser #2 was not interested in further discussions regarding a purchase of the company.

On July 28, 2006, representatives of Merrill Lynch and representatives of IBM discussed the valuation range for our common stock. Representatives of Merrill Lynch indicated that we would not be interested in a transaction unless IBM would commit to a price at or above the upper end of the valuation range being discussed with IBM. IBM indicated that they believed they could agree to a price in the upper end of a $32 – $36 per share range, but also indicated that IBM would not agree to a price at the top of that range. The closing price of our common stock on July 28, 2006 was $30.93. Price discussions between members of management and representatives of IBM continued on a daily basis until August 9, 2006.

Also on July 28, 2006, we entered into a non-disclosure agreement with potential purchaser #1.

On the afternoon of July 28, 2006, our board of directors held a special telephonic meeting to review with members of our senior management the progress and status of the discussions with IBM, potential purchaser #1 and potential purchaser #2. At the meeting, representatives of Merrill Lynch provided an update on the status of discussions with IBM regarding the valuation range for our common stock. That evening, IBM and its legal counsel, Cravath, Swaine & Moore LLP, forwarded a proposed merger agreement to our legal counsel.

On July 31, 2006, members of our senior management met with representatives of potential purchaser #1 at Latham & Watkins LLP’s offices in Costa Mesa, California. At the meeting, members of our management made a presentation regarding our operations and financial performance. Representatives of potential purchaser #1 were informed at that time that they must submit their definitive offer no later than August 9, 2006 and must be prepared to finalize the terms of a potential transaction by the close of business on August 11, 2006.

On August 3, 2006, representatives of Merrill Lynch informed us that potential purchaser #1 expressed an interest in pursuing a transaction with a valuation of at least $36 per share and further requested access to the electronic data room and that we deliver a draft merger agreement by the close of business on the following day. From August 3, 2006 to August 9, 2006, representatives of potential purchaser #1 conducted extensive due diligence.

Also on August 3, 2006, we delivered a revised merger agreement to IBM and its representatives. In addition, representatives of Merrill Lynch contacted representatives of IBM and requested that IBM consider a valuation above $36 per share. IBM indicated that, as a result of its due diligence review and assessment of our value, it was not willing to pursue a transaction at a price above $35 per share. The closing price of our common stock on August 3, 2006 was $33.64.

On August 4, 2006, our board of directors held a special telephonic meeting to review with members of our senior management the progress and status of the discussions with IBM and potential purchaser #1. Following a discussion, the board authorized management to continue negotiating a definitive merger agreement with IBM and to deliver the requested draft merger agreement to potential purchaser #1. Following the meeting, we delivered a draft merger agreement to potential purchaser #1 and its representatives and reminded potential purchaser #1 that we needed to receive their definitive offer no later than August 9, 2006.

On August 6, 2006 through August 9, 2006, representatives of Latham & Watkins LLP and representatives of Cravath, Swaine & Moore LLP discussed the terms of the proposed merger agreement. Among other terms, the respective counsel discussed the proposed representations and warranties, covenants, conditions to closing the merger, deal protection and termination provisions and termination fees. During this time, members of our management and representatives of IBM also discussed the terms of the proposed employment offer letters with IBM and the holder agreements containing certain non-competition, non-solicitation and no hire restrictions.

On August 7, 2006, in light of heavy trading volume in our common stock that day, management determined that, subject to the approval of our board of directors, it would be advisable to set a deadline for approving a potential transaction with IBM or potential purchaser #1 at the close of business on August 9, 2006. We communicated to IBM and potential purchaser #1 that, subject to the approval of our board of directors, the deadline had been moved up to August 9, 2006.

Also on August 7, 2006, potential purchaser #1 and its legal counsel forwarded a revised merger agreement to our legal and financial advisors and us.

On the morning of August 8, 2006, our board of directors held a special telephonic meeting to discuss the progress of negotiations with IBM and potential purchaser #1, review the material terms of the draft merger agreements with IBM and potential purchaser #1 and to consider setting a deadline for final negotiations with IBM and potential purchaser #1. At that meeting, our board of directors concluded that, absent a compelling reason to extend negotiations with any potential purchaser, management would seek to conclude negotiations with all potential purchasers on August 9, 2006.

Also, on August 8, 2006, members of our management continued discussions with representatives of potential purchaser #1.

On the evening of August 8, 2006, our board of directors held a special telephonic meeting to review with members of our senior management the progress and status of the negotiations with IBM and potential purchaser #1. At the meeting, a representative of Latham & Watkins LLP reviewed the fiduciary duties of the board of directors when considering an acquisition of the Company. The representative of Latham & Watkins LLP then reviewed the status of the negotiations of the merger agreements with IBM and potential purchaser #1 and also discussed the resolution of certain open issues between the parties. Our board of directors expressed particular concern over the proposed size of the termination fee proposed by IBM, as well as the proposed “force the vote” provision.

On the morning of August 9, 2006, representatives of potential purchaser #1 informed representatives of Merrill Lynch that potential purchaser #1 was withdrawing from the bidding process because it would not be able to proceed with a transaction at the proposed valuation for the Company within the scheduled timeframe. Our representatives informed us that potential purchaser #1 could not provide any assurances that it would be able to proceed with a transaction at the proposed valuation even if the deadline for conducting due diligence and submitting a bid were extended for an additional period of time.

Later on August 9, 2006, representatives of IBM indicated to Mr. Roberts that their final offer price was $35 per share. Mr. Roberts requested that IBM increase this offer price to $35.25 in advance of our board of directors meeting scheduled for later that day, but the representatives from IBM indicated that IBM would not offer more than $35 per share. Also, on August 9, 2006, representatives of the Company and IBM resolved the outstanding open issues in the merger agreement.

In the afternoon of August 9, 2006, our board of directors held a meeting to consider the proposed transaction with IBM. Prior to the meeting, our board of directors was provided with substantially final drafts of the merger agreement and a detailed summary of the agreements. At the meeting:

•	Mr. Roberts reviewed the history of the discussions between us and IBM, reviewed the history of the discussions between us and potential purchasers #1 and #2 and reviewed the analysis of other potential purchasers and strategic alternatives;

•	representatives of Latham & Watkins LLP reviewed with our board of directors their fiduciary duties when considering the proposed transaction;

•	representatives of Latham & Watkins LLP then reviewed with our board of directors that certain members of management had interests in the transaction as a result of the proposed employment offer letters and holder agreements;

•	members of our management and the chairman of our board of directors discussed the strategic alternatives available to us and our prospects on a stand-alone basis;

•	representatives of Latham & Watkins LLP also reviewed with our board the terms and conditions of the proposed merger agreement; and

•

representatives of Merrill Lynch discussed certain financial analyses related to the proposed transaction and delivered its opinion described herein that the consideration to be received by holders of our common stock pursuant to the proposed transaction was fair from a financial point of view to such holders, which was subsequently confirmed in a written opinion dated August 9, 2006. See “—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated”.

After discussions with its financial and legal advisors, our board of directors unanimously determined it to be in our best interest and the best interests of our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Our board of directors resolved unanimously to approve and adopt the merger agreement and the other transactions contemplated by the merger agreement, and resolved unanimously to recommend that our stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement was executed by the parties on the evening of August 9, 2006, concurrently with the execution by certain of our directors and officers of the employment offer letters and holder agreements.

On August 10, 2006, before the opening of the U.S. markets, we and IBM issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders; and

•	determined that it was in the best interests of us and our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement.

Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

Reasons for the Merger

In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that you vote in favor of the proposal to adopt the merger agreement and approve the merger, our board of directors consulted with our management, as well as our legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices for our common stock, our past and current business operations and financial condition, our future prospects and the potential merger with IBM.

Our board of directors considered a number of positive factors in its deliberations:

•	the merger consideration of $35.00 per share of our common stock represents a meaningful premium to historical trading prices of our common stock. The per share common stock merger consideration represents a 1.0% premium over the closing price of our common stock on August 9, 2006, the last trading day prior to the announcement of the transaction; a 26.5% premium over our average closing common stock price for the three month period ending August 9, 2006; and a 27.1% premium over our average closing common stock price for the one year period ending August 9, 2006;

•	the potential stockholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with those alternatives;

•	the merger consideration consists solely of cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

•	management’s assessment after consultation with its financial advisors, that IBM will have adequate capital resources to pay the merger consideration;

•	lack of a financing condition to the consummation of the merger;

•	the view of our board of directors, after receiving advice of management and after consultation with our legal counsel, that regulatory approvals necessary to consummate the merger are likely to be obtained;

•	our ability under the merger agreement to furnish information to and conduct negotiations with a third party, as more fully described under “The Merger Agreement—No Solicitation” beginning on page 54;

•	the board of directors’ ability to modify and change its recommendation of the transaction in certain circumstances if required by its fiduciary obligations to the stockholders;

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher offer were to be made prior to the consummation of the merger, our stockholders would be free to reject the merger;

•	our board considered the presentation by Merrill Lynch on August 9, 2006, and its opinion that, as of August 9, 2006, and based on and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, as set forth in its opinion, the consideration to be received by holders of our common stock in the merger was fair, from a financial point of view, to such holders;

•	the fact that the merger agreement provides sufficient operating flexibility for us to conduct our business in the ordinary course between the signing of the merger agreement and the consummation of the merger;

•	the availability of appraisal rights for our stockholders who properly exercise these statutory rights;

•	the consolidation occurring in the software industry; and

•	the risks associated with operating a software company, including competition and the potential for our products to become obsolete.

Our board of directors also considered potential drawbacks or risks relating to the merger, including the following:

•	we will no longer exist as an independent company and our stockholders will no longer participate in our growth;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	our board of directors cannot terminate the merger agreement if a superior proposal for an alternative transaction were to be made by a third party;

•	we are obligated to pay IBM a termination fee of $40,250,000 if we or IBM terminate the merger agreement under certain circumstances, which may deter others from proposing an alternative transaction that might be more advantageous to our stockholders;

•	while the merger is expected to be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied, and as a result, it is possible that the merger may not be consummated even if the merger agreement is adopted by our stockholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•	the risk that the merger will not be approved by the appropriate governmental authorities; and

•	the merger will be a taxable transaction and, therefore, our common stockholders generally will be required to pay tax on any gains they recognize as a result of the receipt of cash in the merger.

Our board of directors also considered that certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders. See “—Interests of our Directors and Executive Officers in the Merger.”

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweigh the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of our stockholders. Our board of directors has unanimously approved the merger agreement and the merger and recommends that our stockholders vote to adopt the merger agreement and the merger at the special meeting.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and principle factors considered by our board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

We retained Merrill Lynch to act as our financial advisor with respect to the proposed transaction. In connection with that engagement, we requested that Merrill Lynch evaluate the fairness, from a financial point of view, of the consideration to be received by holders of our common stock pursuant to the proposed transaction. At the meeting of our board of directors on August 9, 2006, Merrill Lynch rendered its oral opinion to our board of directors, which opinion was subsequently confirmed in writing, that as of August 9, 2006, based upon and subject to the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, as set forth in its opinion, the consideration to be received by holders of our common stock pursuant to the proposed transaction was fair from a financial point of view to such holders.

The full text of Merrill Lynch’s written opinion, which sets forth material information relating to such opinion, including the assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference in its entirety. The term “consideration,” when used in connection with the Merrill Lynch opinion, refers to the $35.00 in cash to be received pursuant to the proposed transaction by holders of our common stock for each share of common stock held by such holders. This description of Merrill Lynch’s opinion is qualified in its entirety by reference to, and should be reviewed together with, the full text of the opinion. You are urged to read the opinion and consider it carefully.

Merrill Lynch’s opinion is addressed to the board of directors and only addresses the fairness as of the date of the opinion, from a financial point of view, of the consideration to be received pursuant to the proposed transaction by holders of our common stock for each share of common stock by such holders. The terms of the proposed transaction, including the consideration to be received by holders of our common stock, were determined through negotiations between us and IBM and were not determined or recommended by Merrill Lynch. Merrill Lynch’s opinion does not address the merits of our underlying decision to engage in the proposed transaction, nor does it constitute, nor should it be construed as, a recommendation to any of our stockholders as to how to vote on the proposed transaction or on any matter related thereto. In addition, Merrill Lynch was not asked to address, nor does its opinion address, the fairness of the consideration or the proposed transaction to, or any other matter relating to, the holders of any class of our securities, our creditors or other constituencies, other than the holders of our common stock as described below.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to us that Merrill Lynch deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to our business, earnings, cash flow, assets, liabilities and prospects furnished to Merrill Lynch by us;

•	conducted discussions with members of our senior management concerning the matters described above in this paragraph;

•	reviewed the market prices and valuation multiples for shares of our common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	reviewed our results of operations and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	compared the proposed financial terms of the proposed transaction with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	participated in certain discussions and negotiations among our representatives and representatives of IBM and their legal advisors;

•	reviewed the merger agreement; and

•	took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch’s assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of our assets or liabilities and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial forecast information furnished to or discussed with it by us, Merrill Lynch assumed that such information had been reasonably prepared and reflected the best currently available estimates and judgment of our management as to our expected future financial performance.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of the opinion.

In accordance with customary investment banking practice, Merrill Lynch employed commonly used valuation methods in connection with the delivery of its opinion. The following is a summary of the material financial analyses performed by Merrill Lynch in arriving at its opinion.

Historical Stock Trading Analysis.

Merrill Lynch reviewed the historical trading performance of our common stock as reported by FactSet. FactSet is an online investment research and database service used by many financial institutions. Merrill Lynch observed that the closing low and high trading prices for shares of our common stock over the twelve month period ended on August 9, 2006 were $25.01 and $35.28, respectively. Merrill Lynch compared this range of historical trading prices to the amount of the consideration to be received by holders of our common stock, $35.00 per share, and observed that such consideration was within the range of the historical trading prices referred to above.

Research Analyst Stock Price Targets.

Merrill Lynch reviewed twelve recent publicly available research analyst reports for us and observed that the range of the research analyst share price targets for our common stock was $29.00 to $37.00. Discounted back one year at a 14% discount rate (which discount rate is the midpoint of discount rates used by Merrill Lynch in the discounted cash flow analysis described below), the range was $25.50 to $32.50, rounded to the nearest $0.25. Merrill Lynch compared these ranges to the amount of the consideration to be received by holders of our common stock, $35.00 per share, and observed that such consideration was within the range of the research analyst share price targets referred to above before any discount, and was above the range of such research analyst share price targets after discounting back such share price targets as described above.

Comparable Public Trading Multiples Analysis.

Merrill Lynch compared selected financial and stock price trading data for us with similar data for six publicly traded enterprise content management companies that Merrill Lynch deemed to be comparable to us as well as for eight publicly traded companies that Merrill Lynch identified as software market leaders and that Merrill Lynch deemed to be relevant to its analysis of us.

The enterprise content management companies were:

•	Open Text Corporation

•	Interwoven, Inc.

•	Hummingbird Ltd.

•	Vignette Corporation

•	Art Technology Group, Inc.

•	Stellent, Inc.

The software market leaders were:

•	Oracle Corporation

•	SAP AG

•	Adobe Systems Incorporated

•	Citrix Systems, Inc.

•	Red Hat, Inc.

•	BEA Systems, Inc.

•	WebEx Communications, Inc

•	Tibco Software Inc.

For each of the companies identified above, Merrill Lynch calculated various valuation multiples, including:

•	the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2006 and 2007; and

•	the ratio of share price to the estimated cash earnings per share, or cash EPS, for calendar year 2007.

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies (including qualitative factors and judgments involving non-mathematical considerations), Merrill

Lynch determined relevant ranges of multiples for such companies (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by Merrill Lynch, are set forth in the tables below.

For purpose of its analysis, Merrill Lynch calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents, and Merrill Lynch calculated the estimated cash EPS as estimated EPS under generally accepted accounting principles excluding amortization of intangible property and excluding stock based compensation expenses. To calculate these valuation multiples, Merrill Lynch used EBITDA and EPS projections reported by independent research analyst reports and First Call estimates and closing trading prices of equity securities of each identified company on August 9, 2006.

The following table summarizes the derived relevant ranges of multiples for the publicly traded enterprise content management companies identified as comparable to us and the ranges of share prices of our common stock, rounded to the nearest $0.25, implied by such multiples:

	Multiple Range	Implied Price of FileNet Common Stock

Enterprise Value/CY2006 Estimated EBITDA	7.5x – 10.5x	$22.00 – $26.75
Enterprise Value/CY2007 Estimated EBITDA	6.5x – 8.5x	$22.00 – $25.50
Price/CY2007 Estimated Cash EPS	16.0x –20.0x	$22.00 – $27.75

The following table summarizes the derived relevant ranges of multiples for the publicly traded companies identified as software market leaders and the ranges of share prices of our common stock, rounded to the nearest $0.25, implied by such multiples:

	Multiple Range	Implied Price of FileNet Common Stock

Enterprise Value/CY2006 Estimated EBITDA	10.5x – 12.5x	$26.75 – $30.00
Enterprise Value/CY2007 Estimated EBITDA	10.0x – 11.0x	$28.25 – $30.25
Price/CY2007 Estimated Cash EPS	19.5x – 22.0x	$27.00 – $30.50

Merrill Lynch observed that the $35.00 per share to be received by holders of our common stock was:

•	above the ranges of implied prices of our common stock derived from the application of the relevant public trading multiples for the companies identified above to our estimated EBITDA for calendar year 2006; and

•	above the ranges of implied prices of our common stock derived from the application of the relevant public trading multiples for the companies identified above to our estimated EBITDA and cash EPS for calendar year 2007.

You should note that no company used in the above analysis is identical to us. In evaluating companies identified by Merrill Lynch as comparable to us or otherwise relevant to its analysis of us, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond our control, such as the impact of competition on our business, the industry generally or the companies identified above, industry growth and the absence of any material change in our financial condition and prospects, the industry, the financial markets in general or the companies identified above. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading values of such companies.

Comparable Transaction Analysis.

Using publicly available research analyst estimates and other publicly available information, Merrill Lynch examined certain multiples paid in certain transactions in the enterprise content management industry that Merrill Lynch deemed to be relevant. The precedent transactions that Merrill Lynch considered to be relevant were:

Acquiror	Target
Open Text Corporation	Hummingbird Ltd.
BEA Systems, Inc.	Fuego Inc
Autonomy Corporation PLC	Verity, Inc.
EMC Corporation	Captiva Software Corporation
BEA Systems, Inc.	Plumtree Software, Inc.
Parametric Technology Corporation	Arbortext Inc
Hummingbird Ltd.	RedDot Solutions AG
International Business Machines Corporation	Ascential Software Corporation
Tibco Software Inc.	ObjectStar International Limited
Verity, Inc.	Cardiff Software, Inc.
Vignette Corporation	Tower Technology, Inc.
Stellent, Inc.	Optika Inc.
Open Text Corporation	IXOS Software AG
EMC Corporation	Documentum, Inc.
Interwoven, Inc.	iManage, Inc.

For each of the transactions identified above, Merrill Lynch calculated various valuation multiples, including:

•	the ratio of enterprise value implied by the transaction to the estimated revenue for the identified company for the calendar year in which the relevant transaction was announced; and

•	the ratio of enterprise value implied by the transaction to the estimated EBITDA for the identified company for the calendar year immediately following the calendar year in which the relevant transaction was announced.

Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), Merrill Lynch determined relevant ranges of multiples for such transactions (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by Merrill Lynch, are set forth in the table below.

All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Merrill Lynch’s analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

The following table summarizes the derived relevant ranges of multiples for the transactions identified above and the ranges of share prices of our common stock, rounded to the nearest $0.25, implied by such multiples:

	Multiple Range	Implied Price of FileNet Common Stock
Enterprise Value/Current Calendar Year Revenue	2.00x – 2.80x	$29.75 – $37.75
Enterprise Value/Next Calendar Year EBITDA	10.0x – 14.0x	$28.25 – $35.75

Merrill Lynch observed that the $35.00 per share to be received by holders of our common stock was:

•	within the range of the implied share prices of our common stock derived from the application of the relevant transaction multiples to our estimated revenue for calendar year 2006; and

•	within the range of the implied share prices of our common stock derived from the application of the relevant transaction multiples to our estimated EBITDA for calendar year 2007.

You should note that no transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the transaction multiples in such transactions to which the proposed transaction is being compared.

Premiums Paid Analysis.

Merrill Lynch reviewed premiums to stock prices paid in recent technology transactions that it deemed to be relevant, including certain of the transactions identified above. Merrill Lynch reviewed the premiums paid in these transactions over the price of the target stock as reported by FactSet on various dates (or for various periods) before the approximate date on which the public became aware of the possibility of such transactions. On July 26, 2006, a news report identified us as a highly likely acquisition target. Merrill Lynch treated our closing share prices for the period ended July 26, 2006, the last date prior to the release of the news report, as the unaffected share prices prior to the date on which the public became aware of the possibility of an acquisition of us.

The following table summarizes the derived range of premiums and the range of share prices of our common stock, rounded to the nearest $0.25, implied by such range of premiums, using our average closing share price for the 1-month period ended July 26, 2006 ($27.64):

	Premium Range	Implied Price of FileNet Common Stock
Unaffected 1-month average	20.0% – 35.0%	$33.25 – $37.25

Merrill Lynch observed that the $35.00 per share to be received by holders of our common stock was within the range of the implied share prices of our common stock derived from the unaffected 1-month average premiums paid in the recent technology transactions deemed relevant by Merrill Lynch.

You should note that no transaction utilized in the analysis above is identical to the proposed transaction. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved in these transactions and other factors that could affect the premiums paid in such transactions to which the proposed transaction is being compared.

Discounted Cash Flow Analysis.

Merrill Lynch performed a discounted cash flow analysis of us, without giving effect to the proposed transaction, for the period from October 1, 2006 through December 31, 2011. Merrill Lynch calculated ranges of equity values per share of our common stock based upon the sum of the discounted net present value of our five and a quarter year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to our projected 2012 EBITDA. The projected unlevered free cash flows were based on independent Wall Street research for calendar years 2006 and 2007 and our management’s guidance for calendar years 2008 through 2011. In its discounted cash flow analysis, Merrill Lynch used discount rates ranging from 12.0% to 16.0% and terminal value multiples of estimated calendar year 2012 EBITDA ranging from 8.5x to 10.0x.

Using the discount rates and terminal value multiples of estimated calendar year 2012 EBITDA referred to above, Merrill Lynch calculated the following range of implied equity values per share of our common stock, rounded to the nearest $0.25:

	Low	High
Implied equity value per share of FileNet common stock	$27.75	$33.25

Merrill Lynch observed that the $35.00 per share to be received by holders of our common stock was above the range of implied equity values derived by the discounted cash flow analysis.

General

The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The fact that any specific analysis has been referred to in the summary above or in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such an opinion is not readily susceptible to partial analysis or summary description. No company, business or transaction used in such analyses as a comparison is identical to us or the proposed transaction, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch’s opinion. Some of the summaries of financial analyses above include information presented in tabular format. In order to fully understand Merrill Lynch’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described above without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Merrill Lynch’s analyses. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those upon which Merrill Lynch’s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which our common stock may trade at any time after announcement of the proposed transaction. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties or their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above.

We retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

We paid Merrill Lynch a fee of $500,000 as a result of the execution of the merger agreement. Additionally, upon the consummation of the merger, we will pay Merrill Lynch an additional fee so that the aggregate fees paid to Merrill Lynch will be approximately $12.1 million. Merrill Lynch is also entitled to reimbursement by us of its reasonable out of pocket expenses. We have agreed to indemnify and hold harmless Merrill Lynch or any employee, agent, officer, director, attorney, stockholders or any person who controls Merrill Lynch, against and from all losses arising out of or in connection with its engagement by our board of directors.

Merrill Lynch and its affiliates have, in the past, provided financial advisory and financing services to IBM and/or its affiliates and may continue to do so in the future and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade in the securities of the Company or IBM for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. These interests are described below, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the merger apart from those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Beneficial Ownership of Directors and Executive Officers

As of August 23, 2006, the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote approximately 149,356 shares of common stock, or approximately ..35% of our total common stock outstanding on that date excluding those shares held by IBM and its subsidiaries. These numbers do not give effect to outstanding stock options, restricted stock units, deferred stock awards or purchase rights, which are not entitled to vote at the special meeting.

Certain Rights Waived Under Existing Change in Control Agreements

Each of our executive officers is currently party to a change in control severance agreement with us (the “CIC Agreement(s)”) which generally provides that if the executive officer’s employment is terminated by us (or any successor corporation) without “Cause” (as defined therein) or the executive officer resigns for “Good Reason” (as defined therein) at any time during the 18-month period following a “Change in Control” (as defined therein) of the Company, the former executive officer will become entitled to receive the following severance benefits:

•	Accelerated vesting of all outstanding stock options held by such executive officer at the time of his qualifying termination or resignation. In addition, certain options so accelerated will remain exercisable for a slightly extended period of time (six months for options granted after March 16, 2001) following such executive officer’s qualifying termination or resignation, but not past the expiration of the maximum option term.

•	A cash lump sum severance payment and continuing severance payments each in a total amount equal to a specified number of months of the former executive officer’s then current base salary or, if greater, his base salary as in effect immediately prior to the change in control, plus target bonus (discussed below). The lump sum payments and continuation payments would each equal twelve months of base salary and target bonus for Mr. Roberts, nine months of base salary and target bonus for Messrs. Ercanbrack and Auriemma, and six months of base salary and target bonus for Messrs. Christian, Maynard and Poindexter. For these purposes, target bonus is the annual incentive bonus that such executive officer would have been entitled to receive under our bonus plan for the calendar year in which the termination occurs or, if greater, the annual incentive bonus that such executive officer would have been entitled to receive under our bonus plan for the calendar year in which the change in control occurs, in each case assuming target performance.

•	A pro rata portion of the former executive’s target bonus for the calendar year in which the change in control occurs based on the number of days the executive was employed during such year.

•	A cash lump sum payment equal to 12 months for Messrs. Christian, Maynard and Poindexter, 18 months for Messrs. Ercanbrack and Auriemma, and 24 months for Mr. Roberts, of the then-current monthly Internal Revenue Code Section 4980B medical premium (“COBRA”) for the officer and his eligible dependents, plus, if applicable, the same number of months of the then-current group universal life insurance premium paid by us.

In addition to the above benefits, each executive officer’s restricted stock award agreements provide that if the executive officer’s employment is terminated by us without “Cause” (as defined in the executive officer’s CIC Agreement) or the executive officer resigns for “Good Reason” (as defined in the executive officer’s CIC Agreement) at any time during the 18-month period following a Change in Control (as defined in the executive officer’s CIC Agreement) of the Company, the vesting of the restricted stock awards held by the executive officer will accelerate.

Generally, if the benefits payable to Messrs. Roberts, Ercanbrack, Auriemma, Christian, Maynard or Poindexter under the CIC Agreements would be subject to the excise tax on “excess parachute payments” under Internal Revenue Code Section 4999, the agreements provide that the executive officer’s benefits will be reduced to the minimum extent necessary to ensure that no portion of the benefits provided would be subject to the excise tax on “excess parachute payments” under Internal Revenue Code Section 4999, but only if such a reduction would result in the executive’s receipt of a greater after-tax benefit than if all of the benefits were provided in full and the excise tax under Internal Revenue Code Section 4999 were imposed. However, if the after-tax benefit that Mr. Roberts would receive if all of the benefits were provided in full would be greater than the after-tax benefit that Mr. Roberts would receive if his benefits were reduced to the minimum extent necessary to ensure that no portion of the benefits provided would be subject to the excise tax, Mr. Roberts’ CIC Agreement provides that his benefits will not be reduced and he will instead be entitled to receive an additional gross-up payment to reimburse Mr. Roberts for the payment of such taxes.

The CIC Agreements also include certain covenants that, in consideration for the benefits under the CIC Agreements, prohibit the executive during the term of his or her employment and for a specified period thereafter from competing with our business and from soliciting our employees or customers.

Offer Letters with IBM—Cash-Based Arrangements

In connection with the execution of the merger agreement, each of the executive officers has entered into an offer letter with IBM, which will be effective as of and subject to the closing, pursuant to which such executive officers agreed to waive their rights to the severance benefits under the CIC Agreements. Pursuant to the offer letters with IBM, Lee D. Roberts, our Chief Executive Officer and Chairman of the Board, Martyn Christian, our Chief Marketing Officer and Executive Vice President, Ron Ercanbrack, our President, and L. Kim Poindexter, our Senior Vice President of Development, will be employed on a full-time basis as a non-officer executive employee of IBM following the effective time of the merger, and Sam M. Auriemma, our Chief Financial Officer and Executive Vice President, and Philip C. Maynard, our Chief Legal Officer, Secretary and Senior Vice President, will each become employed by IBM as non-officer executives on a full-time basis for a limited transition period of 90 days and one year, respectively. As employees of IBM, each of our executive officers will receive a base salary and other benefits as summarized below.

Base Salary and Annual Bonus. Our executive officers will be eligible to receive a bonus for 2006 in accordance with our existing bonus program. The 2006 bonuses for Messrs. Auriemma and Maynard will be prorated to reflect the number of months in 2006 before the closing because their FileNet 2006 target incentives for periods after the closing are included in their gross monthly salaries. Messrs. Roberts, Ercanbrack, Christian and Poindexter will first be eligible to receive a bonus in accordance with IBM’s bonus program for the 2007 fiscal year. Mr. Auriemma and Mr. Maynard will not participate in any bonus program with IBM.

The following table sets forth the new annualized base salary for each of Messrs. Roberts, Ercanbrack, Auriemma, Christian, Maynard and Poindexter following the effective time of the merger, the current annualized base salary for each such individual, the annualized IBM target incentive bonus for each such individual for the 2007 fiscal year, and the annualized FileNet target incentive bonus for each such individual for the 2006 fiscal year.

Name	IBM Annualized Base Salary	FileNet Annualized Base Salary	IBM 2007 Annualized Target Incentive	FileNet 2006 Annualized Target Incentive
Lee D. Roberts	$573,300	$573,300	$401,310	$401,310
Ron L. Ercanbrack	409,500	409,500	286,650	286,650
Sam M. Auriemma	503,400	314,600	n/a	188,760
Martyn D. Christian	273,000	273,000	164,000	163,800
Philip C. Maynard	393,756	262,500	n/a	131,250
L. Kim Poindexter	250,000	241,500	125,000	132,825

IBM has agreed that for purposes of calculating the 2006 discretionary bonus funding mechanism for our management bonus plan, an amount equal to 85% of the total bonus pool for all of management will be funded and deemed earned by the participants, subject to the following qualifications:

•	the funding of the bonus program is still at the discretion of our chief executive officer;

•	10% of the payout will be forfeited if we do not make our customer loyalty targets;

•	the executive officer is employed by us on December 31, 2006;

•	adjustments to individual bonus amounts can be made by the executive officer’s manager if he has performance based objectives; and

•	the terms of the agreement may differ if another arrangement for the executive officer’s bonus has been made in writing.

Special Bonus. In lieu of the benefits to which Messrs. Roberts and Auriemma would otherwise be entitled pursuant to the terms of the CIC Agreements, Messrs. Roberts and Auriemma will receive a special cash bonus from IBM in the amount of $1,949,200 and $776,242, respectively. The special bonuses will be paid following the effective time of the merger.

Retention and Milestone Achievement Payments. In order to incentivize each of the executive officers to remain with us and IBM for at least their designated retention period, each will be eligible to receive certain retention payments. Each of Messrs. Roberts, Ercanbrack, Christian and Poindexter shall be entitled to receive semiannual milestone achievement payments during the two- or three-year period immediately following the effective time. Except as described below, the milestone achievement payment for a semiannual period is paid based on the degree to which the milestone targets established for that period have been achieved, conditioned upon the executive officer remaining employed by IBM through the end of such period. In the event that an executive officer’s employment is terminated by IBM without cause or due to death or disability, however, the executive officer will be entitled to receive the full milestone achievement payment for the then current semiannual milestone period and the immediately following semiannual milestone achievement period.

The following table sets forth the maximum aggregate amount of all milestone achievement payments to which Messrs. Roberts, Ercanbrack, Christian and Poindexter may become entitled under the milestone achievement program and the number of milestone achievement periods over which such amount is allotted.

Name of Executive Officer	Maximum Aggregate Milestone Achievement Payments	Number of Semiannual Milestone Achievement Periods
Lee D. Roberts	$3,000,000	4
Ron L. Ercanbrack	2,250,000	6
Martyn D. Christian	600,000	4
L. Kim Poindexter	1,150,000	6

Mr. Auriemma will be entitled to receive a special retention bonus of $200,000, subject to his continued employment with IBM through the 90th day following the effective time. In the event that his employment is terminated by IBM without cause or due to death or disability, however, he will be entitled to receive the bonus.

Mr. Maynard will be entitled to receive special retention bonuses of (i) $200,000, subject to his continued employment with IBM through the sixth month following the effective time, and (ii) $707,028, subject to his continued employment with IBM through the first anniversary of the effective time. In the event that his employment is terminated by IBM without cause or due to death or disability, however, he will be entitled to receive both bonuses.

Tax Payments. Each of the new offer letters for Messrs. Roberts, Ercanbrack, Auriemma, Christian, Maynard, and Poindexter contains a provision addressing Internal Revenue Code Section 4999 similar to the one in their CIC Agreements.

Equity Compensation Arrangements

The merger agreement provides that each stock option to purchase shares of our common stock and each share of our restricted stock held by our employees will accelerate and be cashed out in the merger, unless provided otherwise in an offer letter. The merger agreement also provides that each restricted stock unit (“RSU”) outstanding at the effective time of the merger will either vest in full or be forfeited and cancelled in accordance with the terms of the applicable award agreement, and each RSU that has vested in full will be cashed out in the merger, unless provided otherwise in an offer letter. As summarized below, the offer letters between IBM and the executive officers and certain other officers provide for treatment of such officer’s stock options, restricted stock and RSUs, which may differ from person to person.

Stock Options. All vested stock options held by our executive officers and directors, like those held by our employees, will be cashed out in the merger. The unvested options held by our directors and Messrs. Roberts and Auriemma, like those held by our employees, will become fully vested at least 15 days prior to the effective time of the merger and will be cashed out in the merger. The unvested options held by Messrs. Ercanbrack, Christian, Maynard and Poindexter will not become fully vested and will not be cashed out in the merger and will instead be converted to options to acquire shares of common stock of IBM, as further described below. For the purposes of the treatment of options to purchase our common stock, “cashed out in the merger” means that the option will be cancelled in exchange for a cash payment equal to the product of (i) the excess, if any, of $35.00 over the applicable per share option exercise price and (ii) the number of shares of our common stock subject to the option at such time.

The following table shows the total number of vested and unvested options held by each of our directors and executive officers as of August 23, 2006 that are expected to be cashed out in the merger. The options have exercise prices ranging between $12.475 per share and $28.74 per share.

Name of Director or Executive Officer	Unvested Options Accelerated and Cashed Out	Total Cash to be Paid for Unvested Options Accelerated and Cashed Out	Existing Vested Options Cashed Out	Total Cash to be Paid for Existing Vested Options Cashed Out	Total Cash to be Paid for Options Cashed Out
John C. Savage	14,250	$132,544	77,750	$780,211	$912,755
Roger S. Siboni	14,250	132,544	26,750	382,131	514,675
Theodore J. Smith	14,250	132,544	33,750	504,771	637,315
Lee D. Roberts	66,666	560,028	618,398	7,829,556	8,389,584
Ron L. Ercanbrack	0	N/A	49,167	586,111	586,111
Sam M. Auriemma	33,750	311,263	341,250	5,416,312	5,727,575
Martyn D. Christian	0	N/A	77,345	637,503	637,503
Philip C. Maynard	0	N/A	16,126	210,932	210,932
L. Kim Poindexter	0	N/A	47,835	494,257	494,257

Each of the unvested options held by each of Messrs. Ercanbrack, Christian, Maynard and Poindexter will be converted into an option to purchase shares of IBM common stock. The conversion ratio, which will determine the number of shares and exercise price of the converted IBM options, will be determined by dividing the $35.00 per share merger consideration by the average closing trading price per share of IBM common stock over the 20 trading days immediately preceding the closing date of the merger (the “conversion ratio”). The converted IBM options will continue on substantially similar terms as the existing options except that the IBM converted options will no longer provide for accelerated vesting in the event of the holder’s resignation for “good reason” within 18 months following a change in control. Each converted IBM option will be subject to accelerated vesting in the event of the holder’s involuntary termination by IBM without cause, or the holder’s termination by reason of death or disability, at any time within 18 months following the effective time of the merger.

The following table shows the total number of unvested options held by each of Messrs. Ercanbrack, Christian, Maynard and Poindexter as of August 23, 2006 that are expected to be converted into options to purchase shares of IBM common stock in connection with the merger. The options have exercise prices ranging between $12.475 per share and $28.185 per share. The intrinsic value of the unvested options is based on the difference between $35.00 and the actual per share exercise price of the individual’s unvested options.

Name of Executive Officer	Unvested Options to be Converted	Total Intrinsic Value of Unvested Options to be Converted
Ron L. Ercanbrack	41,666	$464,590
Martyn D. Christian	51,770	399,018
Philip C. Maynard	41,874	526,418
L. Kim Poindexter	38,165	329,606

Restricted Stock. All of the unvested shares of restricted stock held by Messrs. Roberts and Auriemma, like the unvested shares of restricted stock held by our other employees, will become fully vested and be cashed out in the merger. In addition, 50% of the unvested shares of restricted stock held by Messrs. Ercanbrack, Christian, Maynard and Poindexter will become fully vested and cashed out in the merger. The remaining 50% will be converted into a cash retention program at IBM summarized below. For purposes of treatment of the restricted stock, “cashed out in the merger” means that such shares of restricted stock will be treated in the same manner as outstanding shares of our common stock (see “The Merger Agreement—Merger Consideration” on page 48 for more information).

The following table shows the total number of unvested shares of restricted stock held by each executive officer as of August 23, 2006 that are expected to be accelerated and cashed out in the merger.

Name of Executive Officer	Unvested Shares of Restricted Stock Accelerated and Cashed Out	Total Amount to be Paid for Restricted Stock to be Cashed Out
Lee D. Roberts	42,500	$1,487,500
Ron L. Ercanbrack	10,625	371,875
Sam M. Auriemma	21,250	743,750
Martyn D. Christian	6,146	215,110
Philip C. Maynard	5,937	207,795
L. Kim Poindexter	5,000	175,000

Cash Retention Program in Lieu of Accelerated Restricted Stock Vesting

Each of Messrs. Ercanbrack, Christian, Maynard and Poindexter will be eligible to receive cash retention bonuses, subject to their continued employment with IBM through one or more specified vesting dates. The aggregate amount of such bonuses and the specified vesting dates are based on the number of unvested shares of restricted stock held by each individual at the effective time of the merger (determined after giving effect to any accelerated vesting that may occur in connection with the completion of the merger) and the vesting schedules applicable to such shares (disregarding any potential accelerated vesting for achievement of existing performance milestones).

The following table sets forth the number of unvested shares of restricted stock to be exchanged for retention payments and the vesting date of each such retention payment, to which Messrs. Ercanbrack, Christian, Maynard and Poindexter may become entitled, based on the unvested shares of restricted stock held by the executive officers as of August 23, 2006. Each of Messrs. Ercanbrack, Christian and Poindexter will automatically become vested in full in all remaining unpaid retention payments in the event the individual’s employment is terminated by IBM without cause or due to death or disability within the first 18 months after the effective time. Mr. Maynard will automatically become vested in full in all remaining unpaid retention payments upon the earlier of (i) the first anniversary of the effective time of the merger, or (ii) the date upon which his employment is terminated by IBM without cause or due to death or disability. The amount of each retention payment was determined by multiplying the number of unvested shares of restricted stock to be exchanged by each executive officer with respect to each vesting date by $35.00.

Name of Executive Officer	Unvested Shares of Restricted Stock Exchanged for Retention Program	Retention Program Payment	Vesting Date
Ron L. Ercanbrack	1,875 1,875 1,875 5,000	$65,625 65,625 65,625 175,000	December 15, 2006 December 15, 2007 December 15, 2008 December 31, 2008

Martyn D. Christian	937 938 938 3,333	32,813 32,813 32,813 116,673	December 15, 2006 December 15, 2007 December 15, 2008 December 31, 2008

Philip C. Maynard.	313 313 312 5,000	10,955 10,955 10,955 175,000	December 15, 2006 December 15, 2007 December 15, 2008 First anniversary of the effective time

L. Kim Poindexter	625 1,250 1,250 625 1,250	21,875 43,750 43,750 21,875 43,750	July 14, 2007 December 15, 2006 December 15, 2007 July 14, 2008 December 15, 2008

Performance Based Restricted Stock Units. The outstanding performance based RSUs provide that as a result of the merger 75% of such RSUs will accelerate and represent the right to one share of our common stock, and the remaining 25% of the RSUs will be cancelled. As of August 23, 2006 all of the RSUs are unvested. Under the offer letters with IBM, certain of the executive officers have agreed to varying treatment of their RSUs. The RSUs held by our executive officers at the effective time will in varying degrees (i) be forfeited and cancelled without payment, (ii) be converted into a restricted stock unit with respect to shares of IBM common stock or (iii) become vested and be cashed out in the merger. For purposes of the treatment of the RSUs, “cashed out in the merger” means that the RSU will be cancelled in exchange for a cash payment equal to $35.00 for each share of our common stock then subject to the portion of the restricted stock unit award cancelled in exchange for such payment. The number of shares of IBM common stock subject to each converted restricted stock unit will be determined by applying the conversion ratio. Except as described below, the converted restricted stock units will vest in three equal installments upon the last day of calendar years 2006, 2007 and 2008, subject to continued employment with IBM, and will no longer be subject to accelerated vesting upon the achievement of performance milestones. In the event the employment of any of Messrs. Ercanbrack, Christian or Poindexter is terminated by IBM without cause, or due to death or disability, at any time following the merger, the terminated executive officer will automatically become vested in a number of IBM restricted stock units representing 50% of the converted restricted stock units, less the number of converted restricted stock units that have already vested as of the date of his termination. Mr. Maynard’s IBM restricted stock units will automatically become vested in full upon the earlier of (i) the first anniversary of the effective time, or (ii) the date upon which his employment is terminated by IBM without cause, or due to death or disability. Mr. Roberts will forfeit any unvested IBM restricted stock units upon the termination of his employment for any reason.

The following table shows, as of August 23, 2006, the number of RSUs held by each executive officer, the negotiated treatment of such RSUs, the total intrinsic value of the RSUs that are to be converted into IBM restricted stock units, and the total cash to be paid for RSUs that are to be cashed out in the merger.

Name of Executive Officer	Total FileNet Shares Subject to Outstanding RSUs	Percentage of RSUs to be Forfeited	Percentage of RSUs to be Converted	Total Intrinsic Value for RSUs to be Converted	Percentage of RSUs to be Cashed Out	Total Amount to be Paid for RSUs to be Cashed Out
Lee D. Roberts	270,000	0%	25%	$2,362,500	75%	$7,087,500
Ron L. Ercanbrack	165,000	0%	50%	2,887,500	50%	2,887,500
Sam M. Auriemma	165,000	25%	0%	0	75%	4,331,250
Martyn D. Christian	105,000	0%	50%	1,837,500	50%	1,837,500
Philip C. Maynard	30,000	25%	25%	262,500	50%	525,000
L. Kim Poindexter	105,000	0%	50%	1,837,500	50%	1,837,500

Deferred Stock. Each deferred stock award held by our non-employee directors at the effective time of the merger will be cancelled and the holder will receive a cash payment equal to the product of (i) $35.00 and (ii) the number of shares of our common stock subject to such deferred stock award at such time. Each deferred stock award was fully vested upon grant. The following table shows the number of shares of deferred stock held by each director as of August 23, 2006 that are expected to be cashed out in the merger.

Name of Director	Shares of Deferred Stock	Total Amount to be Paid for Deferred Stock
John C. Savage	4,000	$140,000
Roger S. Siboni	4,000	$140,000
Theodore J. Smith	4,000	$140,000

Restrictive Covenants. In connection with the execution of the offer letters and the merger agreement, and as a component of their employment arrangements with IBM, each of our executive officers simultaneously entered into a holder agreement with IBM, pursuant to which the executive officer agreed not to have a relationship during a specified non-compete period with any entity that is a provider of content management software or services. The specified non-compete period is a period of either two years (or, in the case of Mr. Maynard, one year, and, in the case of Mr. Auriemma, three months) following the completion of the merger or the period of the executive officer’s employment by IBM and 12 months thereafter, whichever is longer. The holder agreements also include restrictive covenants that prohibit the executive from hiring or soliciting employees of IBM and from disrupting relationships with IBM customers, suppliers and other parties for the same periods.

Amendments to Offer Letters

Prior to the consummation of the merger, certain of the offer letters may be amended to change the structure of the benefits payable to our executive officers and to effect certain technical changes. For example, it is contemplated that Mr. Poindexter’s offer letter may be amended to provide that a greater percentage of his RSUs will be converted into IBM restricted stock units. These amendments, if any, are not expected to materially modify the aggregate amounts payable to our executive officers pursuant to the offer letters.

Indemnification and Insurance

The merger agreement provides for director and officer indemnification and insurance. We describe these provisions in “The Merger Agreement—Indemnification and Insurance.”

Delisting and Deregistration of Our Common Stock

If the merger is consummated, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act, and FileNet will no longer file periodic reports with the Securities and Exchange Commission.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

This summary is limited to United States Holders who hold shares of our common stock as capital assets. This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons that are partnerships, S-corporations or other pass-through entities;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law. Also, if a portion of the merger consideration is withheld pursuant to any law in respect of withholding taxes, such withheld amounts will be treated for purposes of this summary as having been received by the holder in respect of whose shares the withholding was made.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “United States Holder” means a holder of our common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control, and (b) that has made a valid election to be a U.S. person for federal income tax purposes.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor. Any such gain or loss would be long-term capital gain or loss if the United States Holder’s holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate taxpayers generally are taxable at the regular income tax rates applicable to corporations. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a United States Holder who (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to consummation of the merger, or (b) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Regulatory Matters

Antitrust Authorities

Under the HSR Act, we cannot consummate the merger until both parties have notified the Antitrust Division and the FTC of the merger, furnished them with certain information and materials and the applicable waiting periods have terminated or expired. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. We and IBM filed notification and report forms under the HSR Act on August 22, 2006. The initial 30-day waiting period will expire at 11:59 p.m. on September 21, 2006, unless a request is made for additional information or documentary material or the waiting period is earlier terminated. If either the Antitrust Division or the FTC makes a request for additional information or documentary materials, the waiting period will expire 30 days after we and IBM certify that each of us has substantially complied with the request.

The merger is also subject to review by governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions. We and IBM have agreed to obtain additional regulatory approvals from, or make additional regulatory notifications to, various state and foreign competition authorities, to the extent applicable.

The FTC, the Antitrust Division or other similar regulatory authority could take action under the antitrust laws with respect to the merger, including seeking to enjoin the consummation of the merger or seeking the divestiture by IBM of all or part of our shares or assets, or of other business conducted by IBM, or its affiliates, or seeking to subject us, IBM or our respective affiliates to operating conditions, before or after we consummate the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Commitment to Obtain Approvals

We and IBM have agreed to use reasonable best efforts to obtain all necessary consents and approvals of governmental entities and all necessary consents, approvals and waivers from any other person to consummate the merger. We have also agreed with IBM to use our respective reasonable best efforts to take all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity or third party.

Despite our general obligation to use reasonable best efforts to obtain necessary consents and approvals, IBM is not required to agree to, or offer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset or any portion of its or its subsidiaries’ businesses. We have also agreed to not enter into any such agreement with respect to our or our subsidiaries’ assets or businesses without the prior written consent of IBM. Furthermore, IBM and its subsidiaries are not obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding brought by any governmental entity relating to this merger which seeks, among other things, to prohibit the merger, impose restrictions, conditions or damages on IBM or its subsidiaries, or interfere with the operations of their business.

Appraisal Rights

Holders of record of our shares of common stock who do not vote in favor of the adoption of the merger agreement or consent thereto in writing and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock entitled to vote as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262, will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting on October 3, 2006, a written demand for the appraisal of the stockholder’s shares, and a holder of shares of our common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock entitled to vote held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to FileNet Corporation, 3565 Harbor Boulevard, Costa Mesa, California 92626, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, we have agreed to provide IBM prompt notice of any demands for appraisal, withdrawals of such demands and any other related instruments served pursuant to the General Corporation Law of the State of Delaware received by us pursuant to Section 262. IBM will have the right to participate in and direct negotiations and proceedings with respect to demands for appraisal under Section 262. We will not make any payments with respect to, or settle or offer to settle, any demands for appraisal without the written consent of IBM.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration that they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. IBM has informed us that it does not anticipate offering to any stockholder exercising appraisal rights more than $35.00 per share to any holder of shares of common stock, and IBM has reserved the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than $35.00 per share of common stock. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $35.00 in cash per share, without interest and less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.

Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, on the one hand, and IBM and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter provided by FileNet to IBM and Merger Sub in connection with signing the merger agreement. While we do not believe that this disclosure letter contains information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties of FileNet set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us, IBM and Merger Sub and are modified in important part by the confidential disclosure letter.

The merger agreement provides that Merger Sub, a Delaware corporation and wholly-owned subsidiary of IBM, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of IBM.

The closing date for the merger is expected to be not later than the second business day after the satisfaction or waiver of all conditions to closing in the merger agreement. We anticipate that the merger will be consummated in the fourth quarter of calendar year 2006. However, we cannot assure you when, or if, all of the conditions to the closing of the merger will be satisfied. See “—Conditions to the Merger.”

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and IBM specify in the certificate of merger. We expect to make this filing at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us, our wholly-owned subsidiaries, IBM or Merger Sub or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive $35.00 in cash, without interest and less any applicable withholding taxes.

If any of our stockholders perfect appraisal rights with respect to any of our shares, then we will treat those shares as described under “—Appraisal Rights.”

Treatment of Stock Options, Restricted Stock, Deferred Stock, Restricted Stock Units and Purchase Rights

If the merger occurs, stock options, restricted stock, deferred stock, restricted stock units and purchase rights will be treated as described below. Except as otherwise provided in the terms of certain offer letters between IBM and certain of our officers:

•	at least fifteen days prior to the effective time of the merger, each outstanding stock option will automatically accelerate so that each such stock option shall become fully exercisable. All stock options not exercised prior to the effective time of the merger will be cancelled in the merger, with the holder of each stock option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess, if any, of the merger consideration over the exercise price per share of our common stock subject to such stock option, multiplied by the number of shares of our common stock subject to such stock option, less any withholding taxes. All amounts payable will be paid at or as soon as practicable following the effective time of the merger, without interest;

•	each share of restricted common stock outstanding at the effective time of the merger will become fully vested and treated in the same manner as outstanding shares of our common stock; and

•	each restricted stock unit outstanding at the effective time of the merger shall either vest in full or be forfeited and cancelled in accordance with the terms of the award agreement evidencing such restricted stock unit, and at the effective time, each restricted stock unit that has vested in full shall be treated in the same manner as outstanding shares of our common stock.

Each purchase right outstanding under one of our employee stock purchase plans immediately before the effective time of the merger shall automatically be exercised by applying the payroll deductions of each then current participant in the employee stock purchase plans for each then current purchase period in effect under such employee stock purchase plans to the purchase of whole shares of our common stock (subject to the provisions of the employee stock purchase plans regarding the maximum number and value of shares purchasable per participant) at a purchase price per share equal to 85% of the lower of (A) the fair market value per share of our common stock on the start date of the purchase period in which the merger occurs and (B) the fair market value per share of our common stock immediately prior to the effective time of the merger, and at the effective time of the merger each share of common stock so purchased will be treated in the same manner as other outstanding shares of our common stock.

Additionally, each share of common stock subject to an outstanding deferred stock award at the effective time of the merger shall be converted in the merger into the right to receive the merger consideration of $35.00 in cash, without interest and less any applicable withholding taxes.

Surrender of Stock Certificates; Payment of Merger Consideration; Lost Certificates

Prior to the consummation of the merger, IBM will designate a paying agent and, after the effective time of the merger, IBM will deposit funds with the paying agent in amounts as necessary for the payment of the merger consideration.

As soon as reasonably practical after the effective time of the merger, the paying agent will mail to each person who was a holder of record of our common stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the merger consideration of $35.00 in cash, less any withholding taxes, for each share of our common stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate. The cash paid upon conversion of our common stock will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of our common stock.

If any certificate representing our common stock has been lost, stolen, defaced or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, defaced or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors and officers of Merger Sub immediately before the effective time of the merger will be the directors and officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Representations and Warranties

We have made a number of representations and warranties to IBM and Merger Sub in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification and similar corporate matters;

•	our subsidiaries;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, the enforceability of the merger agreement against us and the approval of our board of directors of the merger agreement;

•	the lack of violation of our charter documents or certain contracts as a result of entering into the merger agreement and consummation of the merger;

•	consents, approvals, orders and authorizations of, and registrations, declarations and filings with, and notices to, governmental authorities required as a result of our entering into and performing the merger agreement;

•	the filing of required company reports and other documents with the Securities and Exchange Commission, compliance of such reports and documents and with applicable requirements of federal securities laws, rules and regulations, the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents and the absence of undisclosed liabilities;

•	the preparation of our financial reports in compliance with GAAP;

•	the maintenance of disclosure controls and procedures to ensure timely and adequate reporting and compliance with the Sarbanes-Oxley Act of 2002;

•	the accuracy of the information supplied in connection with this proxy statement;

•	the absence of any material adverse effect, material write-downs of material assets, dividends or other distributions on our capital stock, stock splits or combinations, stock reclassifications, changes in financial or tax accounting practices, material tax elections, settlements of material tax liabilities or licensing or other agreements with regard to material intellectual property or rights to intellectual property, in each case since December 31, 2005 through the date of the merger agreement;

•	the continuation of pricing, sales, receivables and payables practices in the ordinary course of business consistent with past practice and the absence of promotional sales or discount activity or collections or payment practices outside the ordinary course of business, in each case since December 31, 2005;

•	the absence of grants of bonus opportunities, loans or increases of compensation, payments of bonuses, grants or increases of severance, change in control, termination or similar compensation or benefits, adoptions of and changes to benefit agreements and grants or amendments of incentive awards, in each case since December 31, 2005 and subject to certain exceptions;

•	certain outstanding, pending and threatened litigation as of the date of the merger agreement;

•	material contracts;

•	our compliance with all applicable laws, permits and judgments;

•	the absence of changes in our benefit plans, employment agreements and labor relations;

•	environmental matters;

•	matters relating to our benefit plans and agreements and the Employee Retirement Income Security Act;

•	tax matters;

•	title to our material properties and tangible assets and our rights to use our leased properties;

•	our intellectual property;

•	our insurance policies;

•	applicability of any state takeover statutes’ requirements and the satisfaction of those statutes;

•	our stockholder rights agreement and the inapplicability of the rights agreement to the merger;

•	the required vote of our stockholders;

•	our engagement of, and payment of fees to, brokers, investment bankers and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger;

•	our receipt of a fairness opinion from Merrill Lynch;

•	the absence of unlawful payments; and

•	our performance under contracts which we have with any governmental entity.

Some of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any state of facts, change, development, event, occurrence, action or omission that, individually or in the aggregate, is reasonably likely to:

•	result in a material adverse effect on the business, assets, properties, financial condition or results of operations of us and our subsidiaries, taken as a whole; or

•	result in a material impairment on the ability of IBM and its subsidiaries to continue operating our business and our subsidiaries’ businesses after closing in substantially the same manner as they were operated immediately prior to the date of the merger agreement.

Provided, however, that any adverse effect resulting from or arising out of any of the following shall not be considered when determining whether there has been or would be a material adverse effect:

•	the announcement, pendency or anticipated consummation of the merger, including any loss of employees, any cancellation of or delay in customer orders or any disruption in supplier, distributor, partner or similar relationships;

•	general economic conditions, provided that the adverse effects are not disproportionate to us as compared to other companies in the same industry;

•	general conditions that affect our industry and the industry of our subsidiaries, provided that the adverse effects are not disproportionate to us as compared to other companies in the same industry;

•	natural disasters or any acts of terrorism military action or war or any escalation or worsening thereof, provided that the adverse effects are not disproportionate to us as compared to other companies in the same industry;

•	any change in generally accepted accounting principles or applicable laws effective after the signing of the merger agreement; or

•	our failure to meet internal or analysts’ expectations or projections, excluding the reasons for such failure.

IBM and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization and good standing;

•	their corporate power and authority to enter into the merger agreement and consummate the merger and the enforceability of the merger agreement against them;

•	accuracy of information supplied by IBM or Merger Sub in connection with this proxy statement;

•	Merger Sub’s lack of prior operating activity;

•	the inapplicability of certain state takeover statutes; and

•	IBM’s sufficiency of funds to consummate the merger or access to such funds.

The representations and warranties of each of the parties to the merger agreement will expire upon consummation of the merger.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that before the effective time of the merger, subject to certain exceptions, we will carry on our, and we will cause each of our subsidiaries to carry on their, business in the ordinary and usual course consistent with past practice and use commercially reasonable efforts to comply with all applicable laws and to the extent consistent therewith, use commercially reasonable efforts to keep available the services of our present officers, software developers and other key employees, to preserve our assets and technology and preserve our relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with us and maintain our franchises, rights and permits.

In addition we have agreed, with specified exceptions, to various restrictions, including restrictions on our and our subsidiaries’ ability to:

•	declare, set aside or pay any dividends on, or other distributions in respect of, our capital stock or other equity or voting interest;

•	split, combine or reclassify our capital stock, or issue any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other equity or voting interests;

•	the taking of any action that would result in any amendment, modification or change of any indebtedness;

•	purchase, redeem or otherwise acquire of any of our or our subsidiaries’ securities;

•	issue, deliver, sell, pledge or otherwise encumber any of our or our subsidiaries’ equity securities;

•	amend or propose to amend our or our subsidiaries’ certificate of incorporation or bylaws or similar organizational documents;

•	acquire, or agree to acquire, any business or person or division thereof, or any material assets other than in the ordinary course of business consistent with past practice;

•	sell, lease or encumber any of our material assets, subject to certain exceptions for actions in the ordinary course of business consistent with past practice;

•	repurchase, incur or prepay any indebtedness;

•	guarantee any debt securities of another person;

•	make any loans, advances or capital contributions to, or investments in, any person, other than us or any of our direct or indirect wholly owned subsidiaries;

•	incur or commit to incur any capital expenditures that individually are in excess of $250,000 or in the aggregate are in excess of $2,000,000;

•	pay, discharge, settle or satisfy any material claims (including any claims by stockholders or stockholder litigation relating to the merger), liabilities or obligations, other than in than in ordinary course of business consistent with past practice for such amounts reserved against our financial statements or for such liabilities incurred after the date of our latest balance sheet in the ordinary course of business;

•	waive, relinquish, release, grant, transfer or assign any right of material value;

•	waive any material benefit, or agree to modify in any adverse respect, or fail to enforce, or consent to any matters to which its consent is required under, any confidentiality, standstill or similar contract to which we or our subsidiaries are a party;

•	enter into, modify or renew any lease or sublease of real property other than in the ordinary course of business consistent with past practice with fifteen business days notice to IBM;

•	acquire any interest in real property;

•	waive any right under any material contract to enforce, relinquish, release, transfer or assign any rights or claims thereunder not in the ordinary course of business consistent with past practice;

•	enter into any material contract that is not in the ordinary course of business or that is inconsistent with past practice;

•	subject to certain exceptions, adopt, enter into, terminate, amend or modify our benefit plans and agreements, increase the compensation or benefits payable to our employees, make any payments outside of the benefit plans and agreements, grant or amend any awards under the benefit plans and agreements, remove any restrictions on any award made under the benefit plans and agreements, take any action to accelerate the vesting of awards under the benefit plans and agreements or take any action to fund or secure the payment of compensation or benefits under any benefit plan or benefit agreement;

•	enter into any contract which would conflict with, or be violated by, the consummation of the merger, or which contains restrictions on our ability to assign all or any portion of our rights thereunder;

•	take any action (or fail to take any action) if such action (or omission) is reasonably likely to result in any of our representations and warranties set forth in the merger agreement that are qualified as to materiality becoming untrue (as so qualified) or any of our representations and warranties that are not so qualified becoming untrue in any material respect;

•

except as required by law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to our employees or the employees of any of our subsidiaries, or terminate the employment of any of our employees or the employees of any of our subsidiaries (other than for cause)

who has the right under any agreement to receive severance payments or similar benefits as a result of such termination;

•	write-down of any of our material assets, including intellectual property, or make any change in financial or tax accounting methods, principles or practices, in each case, except as required by generally accepted accounting practices or applicable law;

•	engage in certain activities and practices with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales or collections of receivables that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, or engage in any practice which would have the effect of postponing to subsequent fiscal quarters payments that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter), in each case other than in the ordinary course of business consistent with past practice;

•	take any action or fail to take any action which would result in the material loss or reduction of value of our intellectual property, taken as a whole;

•	enter into, extend or renew certain types specified contracts; and

•	authorize, commit, resolve or agree to take any of the foregoing actions.

No Solicitation of Acquisition Proposals

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize or permit any of our or our subsidiaries’ directors, officers or employees or any of our or their investment bankers, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any takeover proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with any person with respect to, any takeover proposal.

Despite these general prohibitions, subject to the conditions described below, we may, at any time prior to the adoption of the merger agreement by our stockholders:

•	furnish information to a person making a bona fide written unsolicited takeover proposal; and

•	participate in discussions or negotiations with such person regarding such takeover proposal.

We may only take these actions if:

•	our board of directors determines in good faith that the takeover proposal is, or could reasonably be expected to lead to, a superior proposal;

•	the takeover proposal was not solicited by us, our subsidiaries, or our respective representatives and did not result from our waiver of any confidentiality, standstill or similar agreement;

•	we notified IBM as promptly as possible and in any event within 24 hours of learning of any takeover proposal or request for information that could reasonably lead to or contemplates a takeover proposal, including the identity of the person making the request and the terms of the proposal;

•	we have made available to IBM any information provided to such bidder;

•	we advise IBM daily regarding the progress of the negotiations with such bidder; and

•	the bidder has entered into a confidentiality agreement that contains terms that are no less restrictive than those contained in the confidentiality agreement between us and IBM.

Board Recommendation

The merger agreement provides that neither our board of directors nor any committee of our board will, or will agree or resolve to:

•	withdraw or modify in a manner adverse to IBM or Merger Sub, or propose publicly to withdraw or modify in a manner adverse to IBM or Merger Sub, the recommendation by our board of directors or any committee of our board of the merger agreement or the merger or recommend, or propose publicly to recommend, the approval of any takeover proposal (any such action or any such agreement or resolution to take such action being referred to as an “adverse recommendation change”);

•	approve or recommend any takeover proposal, or propose the approval or recommendation of any takeover proposal; or

•	cause or permit us to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended by us to or is reasonably likely to lead to, any takeover proposal, other than a confidentiality agreement, as discussed above.

Notwithstanding the foregoing, subject to the conditions described below, our board of directors may, at any time prior to the adoption of the merger agreement by our stockholders, in response to a superior proposal or an intervening event, make an adverse recommendation change. Our board of directors may only make an adverse recommendation change if:

•	our board of directors determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to withdraw or modify its recommendation is reasonably likely to result in a breach of its fiduciary duties to our stockholders;

•	our board of directors provides prior written notice to IBM (an “adverse recommendation change notice”) that it is prepared to make an adverse recommendation change and provides to IBM the most current version of any written agreement relating to the superior proposal or provides details describing the intervening event;

•	IBM has been given five business days to make a proposal which, in the reasonable good faith judgment of our board of directors, either causes the superior proposal to no longer constitute a superior proposal or obviates the need for a change of recommendation in light of the intervening event; and

•	during the five business day period before our board of directors makes an adverse recommendation change, we negotiate in good faith with IBM regarding any revisions to terms of the merger proposed by IBM.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal or from making any disclosure to our stockholders if our board of directors determines in good faith that failure to take such action would be inconsistent with applicable law.

A “takeover proposal” means any inquiry, proposal or offer from any person (other than IBM or Merger Sub) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one or a series of transactions, including by way of merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition or similar transaction, of:

•	assets or businesses that constitute or represent 15% or more of the total revenue, net income, EBITDA or assets of us and our subsidiaries, taken as a whole; or

•	15% or more of the outstanding shares of our common stock or of any class of capital stock of, or other equity or voting interests in, one or more of our subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to above.

The term “takeover proposal” does not include the merger with Merger Sub.

A “superior proposal” means any binding bona fide unsolicited written offer which did not result from a breach of the non-solicitation covenants contained in the merger agreement and that, if consummated, would result in a third party acquiring:

•	more than 50% of the voting power of our common stock; or

•	all or substantially all of our and our subsidiaries’ assets, taken as a whole; and

which offer, in the good faith judgment of our board of directors, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, provides a higher value to our stockholders than the consideration payable in the merger (taking into account all of the terms and conditions of the offer and the merger agreement, including any changes to the merger agreement proposed by IBM), is not subject to a financing condition and is reasonably capable of being consummated, taking into account all financial, legal, regulatory and other aspects of the offer.

The merger agreement provides that an “intervening event” means an event, unknown to our board of directors as of the date of the merger agreement (or, if known, the material consequences of which are not known to or understood by our board of directors as of the date of the merger agreement), which event (or any material consequence of which) becomes known to or by (or understood by) our board of directors before our stockholders approve the merger and which causes our board of directors to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an adverse recommendation change is reasonably likely to result in a breach of its fiduciary duties to the our stockholders under applicable law. The term “intervening event” does not include the receipt, existence or terms of a takeover proposal or any matter relating to a takeover proposal or any consequence of a takeover proposal.

Stockholder Meeting

Under the merger agreement, we have agreed to convene and hold a stockholders’ meeting on the twentieth business day following the mailing of the definitive proxy statement to our stockholders.

Efforts to Consummate the Merger; Regulatory Matters

We, IBM and Merger Sub have each agreed to use our reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the merger, including using our reasonable best efforts to accomplish the following:

•	the satisfaction of the conditions to closing, as discussed below under “—Conditions to the Merger;”

•	the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from, and giving of any necessary notices to, governmental entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act);

•	the taking all reasonable steps to provide any supplemental information requested by a governmental entity, including participating in meetings with officials of such entity;

•	the taking all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity or third party; and

•	the obtaining all necessary consents, approvals or waivers from third parties.

Under the terms of the merger agreement, IBM is not required to agree to, or offer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any asset or any portion of its or its subsidiaries’ businesses. We have also agreed to not enter into any such agreement with respect to our or our subsidiaries’ assets or businesses without the prior written consent of IBM. Furthermore, IBM and its subsidiaries are not obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding brought by any governmental entity relating to this merger which seeks to:

•	challenge, restrain or prohibit the consummation of the merger;

•	obtain damages from IBM;

•	prohibit, limit in any respect or place conditions on the ownership and operation of all of any portion of our business or assets or any of our products or those of IBM or our respective subsidiaries’ business or any assets or any of their products;

•	require any party to dispose of, license (whether pursuant to an exclusive license or nonexclusive license) or hold separate all or any portion of their business or assets;

•	impose limitations on IBM’s ability to acquire or hold, or exercise full rights of ownership of, any shares of our or the surviving corporation’s common stock; or

•	prohibit IBM’s ability to control our or our subsidiaries’ business or prevent us or our subsidiaries from operating our business in substantially the same manner as was conducted immediately prior to the date of the merger agreement.

Conditions to the Merger

Our, IBM’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or wavier of the following conditions:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of any waiting period required under the HSR Act and any other approval or waiting period under any other applicable competition, merger control, antitrust or similar law shall have been obtained or terminated or shall have expired; and

•	no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect.

IBM’s and Merger Sub’s obligations to consummate the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•	our representations and warranties made pursuant to the merger agreement that are qualified as to materiality (as so qualified), and our representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of IBM, to proceed with the merger, and IBM shall have received a certificate to that effect;

•	the performance in all material respects of all obligations required to be performed by us under the merger agreement at or prior to the consummation of the merger, and IBM shall have received a certificate to that effect;

•	the absence of any pending claim, suit, action or proceeding brought or threatened by any third party that has a reasonable likelihood of success or by any governmental entity that:

•	challenges or seeks to restrain or prohibit the consummation of the merger;

•	seeks to obtain from IBM or any of its subsidiaries any damages that are material (individually or in the aggregate) in relation to our value and the value of our subsidiaries, taken as a whole;

•	seeks to prohibit or limit in any respect, or place any conditions on, the ownership or operation by us or IBM or any of our or their affiliates of all or any portion of the business, assets or any product of ours or our subsidiaries or IBM or its subsidiaries, or to require any of us to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate any portion of the business or assets or any product of ours or our subsidiaries or IBM or its subsidiaries;

•	seeks to impose limitations on the ability of IBM or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of the stock of the surviving corporation in the merger; or

•	seeks to prohibit IBM or any of its affiliates from controlling in any respect any of our or our subsidiaries’ businesses or operations or to prevent us or our subsidiaries from operating any of our businesses substantially in the manner as operated by us before the date of the merger agreement;

•	there shall be no temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition in effect that is reasonably likely to result in, directly or indirectly, in any of the effects described in the immediately preceding condition; and

•	the absence of a material adverse effect on our business since the date of the merger agreement, and IBM shall have received a certificate to that effect.

Our obligations to consummate the merger are subject to the satisfaction by IBM and/or Merger Sub or waiver by us of the following conditions:

•	IBM’s and Merger Sub’s representations and warranties made pursuant to the merger agreement that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of that date, and we shall have received a certificate to that effect; and

•	the performance in all material respects of all obligations required to be performed by IBM and Merger Sub under the merger agreement at or prior to the consummation of the merger, and we shall have received a certificate to that effect.

Termination

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders as follows:

•	by our, IBM’s and Merger Sub’s mutual written consent;

by either IBM or us if:

•	we do not consummate the merger by January 31, 2007, but this reason for termination will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before such date and such action or failure to act constitutes a breach of the merger agreement;

•	there exists any temporary restraining order, preliminary or permanent injunction, or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the merger that is in effect and has become final and nonappealable; or

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting (or at any adjournment or postponement thereof) called for such purpose; or

by us if:

•	IBM has breached any of its representations, warranties, covenants or other agreements which would result in the inability of IBM to satisfy any condition to our obligation to consummate the merger, and IBM is incapable of curing such breach by January 31, 2007, or if such breach is curable, IBM does not commence to cure such breach within 10 business days after receipt of written notice from us and diligently pursue such cure thereafter; and

by IBM if:

•	our board of directors makes an adverse recommendation change;

•	we have delivered an adverse recommendation notice to IBM;

•	we have breached any of our representations, warranties, covenants or other agreements which would result in our inability to satisfy certain conditions to IBM’s obligation to consummate the merger, and we are incapable of curing such breach by January 31, 2007, or if such breach is curable, we do not commence to cure such breach within 10 business days after receipt of written notice from IBM and diligently pursue such cure thereafter; or

•	any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect and shall have become final and non-appealable, if it has any of the effects described above in the sixth condition to closing under the heading “Conditions to the Merger” regarding pending claims, suits, actions or proceedings.

Termination Fees and Expenses

Each party will generally pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay to IBM a termination fee of $40,250,000 if:

•	a takeover proposal has been publicly proposed, or any person has publicly announced an intention to make a takeover proposal or a takeover proposal otherwise becomes generally known to our stockholders and thereafter:

•	the merger agreement is terminated by either us or IBM because (1) the merger has not been consummated by January 31, 2007, or (2) our stockholders do not adopt the merger agreement and approve the merger at the special meeting; and

•	prior to the date that is 12 months after the date of termination of the merger agreement, we enter into any acquisition agreement with respect to any takeover proposal or a takeover proposal is consummated (and, for this purpose, the term “takeover proposal” has the same meaning as described above except that each reference to 15% is increased to 40%); or

•	IBM terminates the merger agreement because our board of directors has delivered an adverse recommendation change notice or an adverse recommendation change has occurred.

Indemnification and Insurance

IBM will cause the surviving corporation to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger (and rights for advancement of expenses) now existing in favor of our and our subsidiaries’ current or former directors or officers as provided in our and their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements as in effect on August 9, 2006.

For six years after the effective time of the merger, IBM will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms that are no less favorable than those in effect on the date of the merger agreement. Prior to the closing, IBM will prepay such insurance for the six year period but in no event will IBM be required to pay aggregate premiums which exceed 300% of the aggregate premiums paid by us from August 15, 2005 to August 15, 2006.

Additional Agreements

Except as would violate applicable law, we and IBM have agreed to consult with each other prior to issuing any press release or other public announcements with respect to the merger.

We have agreed to give prompt notice to IBM of (i) the occurrence of any matter or event that is or is reasonably likely to be material (individually or in the aggregate) to our or our subsidiaries’ businesses, assets, properties, condition (financial or otherwise) or results of operations, (ii) any event or condition that is reasonably likely to cause any representation or warranty made by us in the merger agreement that is qualified as to materiality to become untrue or any representation or warranty that is not qualified as to materiality to become untrue in any material respect, (iii) any event that is reasonably likely to result in the inability to satisfy any condition to the consummation of the merger (iv) our failure to perform in any material respect any of our obligations set forth in the merger agreement, (v) any material notice or material communication from any governmental entity in connection with the merger, along with a copy of any such notice or communication, (vi) any notice or communication from any of our major suppliers or major customers that seeks to terminate or modify, in a materially adverse manner, its relationship with us or our subsidiaries as a result of the merger and (vii) any actions, suits, claims, investigations or proceedings commenced or, to our knowledge, threatened against us, relating to or involving or otherwise affecting us or our subsidiaries that, if pending on the date of the merger agreement, would have been required to have been disclosed, or that relate to the merger.

IBM has agreed to provide us with prompt notice of (i) any of the representations or warranties made by it or Merger Sub in the merger agreement becoming untrue or inaccurate such that our conditions to consummate the merger would not be satisfied or (ii) the failure of Merger Sub to perform in any material respect any of its obligations under the merger agreement such that our conditions to consummate the merger would not be satisfied.

We and IBM have agreed to use our reasonable best efforts to respond as promptly as practicable to any comments of the Securities and Exchange Commission with respect to this proxy statement. In connection with this proxy statement, we have agree to promptly notify IBM upon the receipt of any comments or requests from the Securities and Exchange Commission or its staff for amendments or supplements to this proxy statement and provide IBM with copies of all such correspondences. Before we reply to the Securities and Exchange Commission, we will provide IBM with an opportunity to review and comment on such document or response, include all reasonable comments by IBM and will not reply to the Securities and Exchange Commission without receiving the reasonable consent of IBM. We have also agreed to convene and hold a stockholders’ meeting for the purpose of voting on the merger and the merger agreement on the twentieth business day following the mailing of the definitive proxy statement to our stockholders.

PROPOSAL 2—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, the number of shares of our common stock represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the votes cast on the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FILE.” The table below shows, for the periods indicated, the range of high and low closing prices for our common stock as quoted on the NASDAQ Global Select Market.

	High	Low
Year ended December 31, 2004:
First Quarter	$30.45	$24.19
Second Quarter	32.00	25.80
Third Quarter	31.39	16.44
Fourth Quarter	28.95	17.50
Year ended December 31, 2005:
First Quarter	$26.09	$21.25
Second Quarter	29.44	21.55
Third Quarter	30.30	24.90
Fourth Quarter	29.96	25.83
Year ended December 31, 2006:
First Quarter	$28.81	$25.47
Second Quarter	29.75	25.01
Third Quarter (through September 5, 2006)	36.17	26.94

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Select Market on August 9, 2006, the last full trading day before the public announcement of the proposed merger, and on September 5, 2006, the latest practicable trading day before the printing of this proxy statement:

FileNet Corporation Common Stock Closing Price
August 9, 2006	$34.65
September 5, 2006	$34.83

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 23, 2006 the number and percentage of the outstanding shares of the Common Stock of the Company which, according to the information supplied to the Company, are beneficially owned by (i) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the Company’s outstanding Common Stock, (ii) each person who is currently a director of the Company or is a nominee for election as a director of the Company, (iii) each named executive officer in the Summary Compensation Table that appears below, and (iv) all current directors and executive officers of the Company as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

Name and Address	Shares Held	Options Exercisable within 60 days(1)	Total Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned(2)
5% Holders:
FMR Corp. 82 Devonshire Street Boston, MA 02109(3)	5,808,384	—	5,808,384	13.6%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(4)	3,246,950	—	3,246,950	7.6%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105(5)	2,378,513	—	2,378,513	5.6%

Kornitzer Capital Management 5420 West 61st Place Shawnee Mission, KS 66205(6)	2,344,350	—	2,344,350	5.5%

Directors:
Lee D. Roberts(7)(8)	42,500	624,232	666,732	1.54%
John C. Savage(9)	8,564	77,750	86,314	*
Theodore J. Smith(9)(10)	207	33,750	33,957	*
Roger S. Siboni(9)	—	26,750	26,750	*

Named Executive Officers:
Sam M. Auriemma(8)	30,000	345,000	375,000	*
Ron L. Ercanbrack(8)	21,250	56,250	77,500	*
Martyn D. Christian(8)	17,610	82,762	100,372	*
Philip C. Maynard(8)	16,725	18,625	35,350	*
L. Kim Poindexter(8)	12,500	51,166	63,666	*
All executive officers and directors as a group (9 persons)	149,356	1,316,285	1,465,641	3.33%

*	Represents less than 1%
(1)	Represents shares of Common Stock that the holder may acquire upon exercise of currently vested options or options that will become vested within 60 days after August 23, 2006.
(2)	The percentage of shares beneficially owned is based on 42,698,650 shares of Common Stock outstanding as of August 23, 2006.
(3)

This information is based upon a Schedule 13F filed with the SEC for the period ending June 30, 2006 by FMR Corp. Fidelity Management & Research Company (“Fidelity”), a subsidiary of FMR Corp, is the beneficial owner of 5,277,426 shares as a result of acting as an investment adviser to various funds. The funds’ Boards of Trustees determine the voting guidelines for voting these shares. Fidelity Management

Trust Company (“Fidelity Management”) and Strategic Advisors, Inc., both wholly-owned subsidiaries of FMR Corp., are the beneficial owners of 530,758 and 200 of the shares, respectively. Edward C. Johnson 3d and FMR Corp, through its control of Fidelity Management, report sole power to vote and dispose of the shares held by Fidelity Management. Members of the Edward C. Johnson 3d family may be deemed to form a controlling group with respect to FMR Corp. by reason of their ownership of approximately 49% of the voting power of FMR Corp. and a shareholders’ voting agreement among them and the other shareholders of the voting stock of FMR Corp.

(4)	This information is based upon a Schedule 13F filed with the SEC for the period ending June 30, 2006. The securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser, and has sole power to dispose of all of the shares and sole power to vote 427,300 shares. T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of these securities.
(5)	This information is based upon a Schedule 13F filed with the SEC for the period ending June 30, 2006 by Barclays Global Investors, NA (“Barclays”) and includes: (a) 1,157,920 shares held by Barclays, as to which Barclays has the sole power to dispose of all such shares and the sole power to vote 997,779 shares; and (b) 1,220,593 shares held by Barclays Global Fund Advisors (“Fund Advisors”), as to which Fund Advisors has the sole power to dispose all of such shares and the sole power to vote 1,220,593 shares.
(6)	This information is based upon a Schedule 13F filed with the SEC for the period ending June 30, 2006 by Kornitzer Capital Management, Inc. (“KCM”). KCM is an investment adviser and reports shared voting and dispositive power with respect to all of these shares.
(7)	Mr. Roberts is also a Named Executive Officer.
(8)	Includes 42,500, 21,250, 21,250, 12,292, 11,875, and 10,000 unvested shares of restricted stock granted under the Incentive Plan for Messrs. Roberts, Auriemma, Ercanbrack, Christian, Maynard and Poindexter, respectively. Does not include restricted stock units held by Messrs. Roberts, Auriemma, Ercanbrack, Christian, Maynard and Poindexter.
(9)	Does not include shares of deferred stock held by Messrs. Savage, Smith and Siboni.
(10)	The 207 shares are held by the Theodore J. Smith Family Trust, as to which shares Mr. Smith, as co-trustee for this trust, has shared voting and dispositive power.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

We will hold our 2007 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the NASDAQ Global Select Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2007 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary a reasonable period of time before we print and mail our 2007 annual meeting proxy materials. We will publicly notify you of the expected date that we plan to print and mail our 2007 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2006 annual meeting proxy solicitation materials.

If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that is not to be included in our proxy statement, you must delivery the proposal in writing (and otherwise comply with the requirements in our by-laws relating to the submission of proposals) to: FileNet Corporation, 3565 Harbor Boulevard, Costa Mesa, California, 92626, Attention: Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

In connection with the joint press release issued by FileNet and IBM on August 10, 2006 and the teleconference conducted by FileNet and IBM shortly thereafter on the same date, IBM may be deemed to have solicited FileNet stockholders in connection with the merger. The text of each of these communications has been filed with the SEC. To the extent those communications are deemed solicitations of FileNet stockholders, IBM was a participant, according to the rules of the SEC, in those solicitations. IBM is not a participant in the solicitation made by this proxy statement. IBM does not have any interest in the solicitation other than as a result of its agreement to acquire all of the outstanding shares of FileNet common stock pursuant to the terms of the merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

We and IBM are each subject to the informational requirements of the Exchange Act. Each company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding us, IBM and other registrants that file electronically with the Securities and Exchange Commission.

You may also read reports, proxy statements and other information relating to FileNet at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

If you have questions about the special meeting or the merger with IBM after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

FileNet Corporation

Attn: Investor Relations

3565 Harbor Boulevard

Costa Mesa, California 92626

(714)

OR

17 State Street, 10th Floor

New York, New York 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 296-5716

Annex A

AGREEMENT AND PLAN OF MERGER

among

INTERNATIONAL BUSINESS MACHINES CORPORATION,

NASSAU ACQUISITION CORP.

and

FILENET CORPORATION

dated as of August 9, 2006

GLOSSARY

Term	Section
Acquisition Agreement	4.02(b)
Adjusted Restricted Shares	5.04(ii)
Adverse Recommendation Change	4.02(b)
Adverse Recommendation Change Notice	4.02(b)
affiliate	8.03(a)
Agreement	Preamble
Ancillary Software IP	3.01(p)(iv)
Appraisal Shares	2.01(d)
Auriemma Option Agreement	3.01(c)(i)
Baseline Balance Sheet	3.01(e)(i)
Benefit Agreements	3.01(g)(i)
Benefit Plans	3.01(k)(i)
Certificate	2.01(c)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Code	2.02(f)
Commonly Controlled Entity	3.01(k)(i)
Company	Preamble
Company Affiliated Group	3.01(n)(xv)
Company Bylaws	3.01(a)
Company Certificate	1.05(a)
Company Common Stock	2.01
Company Disclosure Letter	3.01
Company IP	3.01(p)(iv)
Company Licensed IP	3.01(p)(iv)
Company Owned IP	3.01(p)(i)
Company Personnel	3.01(g)(i)
Company Preferred Stock	3.01(c)(i)
Company Rights	3.01(c)(i)
Company Rights Agreement	3.01(c)(i)
Company Stock Plans	3.01(c)(i)
Confidentiality Agreement	4.02(a)
Contract	3.01(d)
Deferred Shares	3.01(c)(i)
Derivative Work	3.01(p)(iii)
DGCL	1.01
Effective Time	1.03
Environmental Claims	3.01(l)
Environmental Law	3.01(l)
Equity Awards	3.01(c)(ii)
ERISA	3.01(m)(i)
Exchange Act	3.01(d)
FCC	5.02(b)
FCC Licenses	5.02(b)
Filed SEC Documents	3.01(e)(i)
GAAP	3.01(e)(i)
Governmental Entity	3.01(d)
Grant Date	3.01(c)(iii)

Term	Section
Hazardous Materials	3.01(l)
HSR Act	3.01(d)
indebtedness	3.01(c)(iv)
Intellectual Property	3.01(p)(iv)
Intervening Event	4.02(b)
IP Contributing Parties	3.01(p)(ii)
IRS	3.01(m)(ii)
Judgment	3.01(d)
knowledge	8.03(b)
Law	3.01(d)
Leased Real Property	3.01(o)(ii)
Legal Restraints	6.01(c)
Liens	3.01(b)
Major Customer	3.01(i)(i)(T)
Major Customer Contract	3.01(i)(i)(T)
Major Supplier	3.01(i)(i)(U)
Major Supplier Contract	3.01(i)(i)(U)
Material Adverse Effect	8.03(c)
Material Contract	3.01(i)(i)
Material Litigation	6.02(c)
Merger	Recitals
Merger Consideration	2.01(c)
Non-Affiliate Plan Fiduciary	3.01(m)(ix)
Offer Letters	Recitals
Parent	Preamble
Paying Agent	2.02(a)
Pension Plan	3.01(m)(i)
Performance RSUs	3.01(c)(i)
Permit	8.03(d)
Permitted Liens	3.01(i)(i)(F)
person	8.03(e)
Post-Signing Returns	4.01(b)
Primary Company Executives	3.01(n)(vii)
Proxy Statement	3.01(d)
Purchase Period	5.04(b)(iii)
Purchase Plans	3.01(c)(i)
Release	3.01(l)
Registered Company IP	3.01(p)(i)
Restricted Shares	3.01(c)(i)(A)
SEC	3.01(d)
SEC Documents	3.01(e)(i)
Section 262	2.01(d)
Securities Act	3.01(e)(i)
Software	3.01(p)(iv)
SOX	3.01(e)(ii)
Specified Contracts	3.01(i)(i)
Stockholder Approval	3.01(t)
Stockholders Meeting	5.01(c)
Stock Options	3.01(c)(i)
Sub	Preamble
Subsidiary	8.03(f)

Term	Section
Superior Proposal	4.02(a)
Surviving Corporation	1.01
Takeover Proposal	4.02(a)
Tax Return	3.01(n)(xv)
Taxes	3.01(n)(xv)
taxing authority	3.01(n)(xv)
Termination Date	7.01(b)(i)
Termination Fee	5.06(b)
Third Party Software	3.01(p)(iv)
Welfare Plan	3.01(m)(iv)

AGREEMENT AND PLAN OF MERGER dated as of August 9, 2006 (this “Agreement”), by and among INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation (“Parent”), NASSAU ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and FILENET CORPORATION, a Delaware corporation (the “Company”).

WHEREAS the Board of Directors of each of the Company and Sub deems it in the best interests of their respective stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Board of Directors of the Company, recommended that this Agreement be adopted by the Company’s stockholders);

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS concurrently with the execution of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain employees of the Company are executing offer letters (the “Offer Letters”) regarding the employment of such employees following the consummation of the Merger; and

WHEREAS concurrently with the execution of this Agreement and as a condition to the willingness of Parent to enter into this Agreement, certain stockholders and employees of the Company are entering into agreements with Parent pursuant to which such stockholders and employees shall agree, among other things, to certain non-competition, non-solicitation and no hire restrictions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be not later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall not have been satisfied or waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall have been satisfied or waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time to read in the form of Exhibit A hereto and, as so amended, the Company Certificate shall be the certificate of incorporation of the Surviving Corporation until hereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Conversion of Securities

SECTION 2.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, par value $0.01 per share, of the Company (the “Company Common Stock”), or the holder of any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock of Sub, par value $0.01 per share, shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock (including Restricted Shares (except as otherwise provided in the Offer Letters)) issued and outstanding immediately prior to the Effective Time (other than (i) shares to be canceled in accordance with Section 2.01(b) and (ii) except as provided in Section 2.01(d), the Appraisal Shares) shall be converted into the right to receive $35.00 in cash, without interest (the “Merger Consideration”). At the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement. The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law, such withholding to be pursuant to the terms of Section 2.02(f) and any applicable Tax Law.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the “Paying Agent”), and, from time to time after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.01(c) upon surrender of Certificates, it being understood that any and all interest or other amounts earned with respect to funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer books of the Company, payment of the Merger Consideration in exchange therefor may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the close of business on the day on which the Effective Time occurs, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares that were outstanding immediately prior to the Effective Time. If, after the close of business on the day on which the Effective Time occurs, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash which would otherwise have been payable in respect of any Certificate that is properly delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(e) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of such lost, stolen, defaced or destroyed Certificate.

(f) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the letter (with specific reference to the Section of this Agreement to which the information stated in such disclosure relates; provided that disclosure contained in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other Section of this Agreement) delivered by the Company to Parent prior to the date of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), (ii) has all requisite corporate or company power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction (except, in the case of good standing, any jurisdiction that does not recognize such concept) in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing (except, in the case of clause (i) above, with respect to the Company), individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Certificate and the Bylaws of the Company (the “Company Bylaws”) and the certificate of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent complete and correct copies of the minutes

(or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2004.

(b) Subsidiaries. Section 3.01(b) of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary are owned by the Company, by another wholly owned Subsidiary of the Company or by the Company and another wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever (collectively, “Liens”), except for transfer restrictions imposed by applicable securities Laws, and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(c) Capital Structure. (i) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 7,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). At the close of business on August 7, 2006, (A) 42,440,653 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, including 182,918 restricted shares of Company Common Stock issued under the Company Stock Plans that were then subject to one or more of transfer restrictions, forfeiture back to the Company or repurchase by the Company pursuant to the restricted stock grant agreements that have been made available to Parent (the restricted shares of Company Common Stock issued under the Company Stock Plans that (1) are subject to one or more of transfer restrictions, forfeiture back to the Company or repurchase by the Company pursuant to the restricted stock agreements that have been made available to Parent and (2) are outstanding as of any given date, “Restricted Shares”), (B) 1,122,042 shares of Company Common Stock were held by the Company as treasury shares, (C) 5,885,623 shares of Company Common Stock were subject to outstanding options (other than rights under the 1998 Employee Stock Purchase Plan, as amended, and the 1998 International Employee Stock Purchase Plan, as amended (collectively the “Purchase Plans”)) to acquire shares of Company Common Stock pursuant to the Company 1995 Stock Option Plan (as Amended and Restated), the Company Amended and Restated 2002 Incentive Award Plan and that certain Stock Option Agreement between the Company and Sam M. Auriemma, dated September 13, 2000 (the “Auriemma Option Agreement”) (such options, together with any other stock options granted after August 7, 2006, under the Company Stock Plans pursuant to the terms of this Agreement or as disclosed in the Company Disclosure Letter, the “Stock Options”; and such plans, together with the Auriemma Option Agreement, the “Company Stock Plans”), (D) 255,637 shares of Company Common Stock were reserved and available for issuance pursuant to the Purchase Plans, (E) a maximum of 1,410,000 shares of Company Common Stock could be issued pursuant to outstanding performance restricted stock units (“Performance RSUs”) under the Company Stock Plans and (F) 12,000 shares of Company Common Stock were subject to outstanding deferred stock awards (the “Deferred Shares”) under the Company Stock Plans. Other than the Company Stock Plans and the Purchase Plans, there is no plan, Contract or arrangement providing for the grant of options exercisable for or into shares of Company Common Stock by the Company or any of its Subsidiaries. No shares of Company Preferred Stock are issued or outstanding. No shares of Company Common Stock are owned by any Subsidiary of the Company. Section 3.01(c)(i) of the Company Disclosure Letter sets forth (1) a complete and correct list, as of the close of business on August 7, 2006, of all outstanding Stock Options, the number of shares subject to each such Stock Option, the grant date, exercise price per share, vesting schedule and expiration date of each such Stock Option and the name of the holder thereof and an indication of whether or not each such holder is a current employee of the Company or any of its Subsidiaries and whether or not such Stock Option (or any portion thereof) is intended to qualify as an “incentive stock option” under Section 422 of the Code, and the forms of Stock Option award agreement pursuant to which any such Stock Options were granted, (2) a complete and correct list, as of the close of business on August 7, 2006, of all outstanding Restricted Shares, the grant date and vesting schedule of each such Restricted Share, the name of the holder of each such Restricted Share and the forms of Restricted Share grant agreement pursuant to which any such Restricted Shares were granted, (3) a complete and correct list, as of the close of business on August 7, 2006, of all outstanding Performance RSU awards, the number of shares of Company Common Stock subject to each such Performance RSU award, the grant date of each such Performance RSU award, the name of the holder thereof and the forms of Performance RSU award agreement pursuant to which any such Performance RSU award was granted and (4) a complete and correct list, as of the close of business on August 7, 2006, of all outstanding Deferred Share awards, the number of shares of Company Common Stock subject to each such Deferred Share award, the grant date of each such Deferred Share award, the name of the holder thereof and the forms of Deferred Share award agreement pursuant to which any Deferred Shares award was granted. As of the date of this Agreement, other than the Stock Options, rights under the Purchase Plans, the Restricted Shares, the Performance RSUs, the Deferred Shares and the Company Rights to Purchase Common Shares (the “Company Rights”) issued pursuant to the Rights Agreement dated as of November 4, 1988, as amended, between the Company and Computershare Trust Company, N.A. (the “Company Rights Agreement”), there are no outstanding rights of any person to receive Company Common Stock from the Company or any of its Subsidiaries under the Company Stock Plans, the Purchase Plans or otherwise, on a deferred basis or otherwise. As of the last day of the most recent payroll period ending prior to the date of this Agreement, the aggregate amount credited to the accounts of participants in the Purchase Plans was $665,318.67 and the aggregate amount credited to such accounts for such payroll period was $131,199.59.

(ii) Except as set forth in Section 3.01(c)(i), as of the close of business on August 7, 2006, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards or other rights to acquire any such stock or securities, or other similar rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof, were issued, reserved for issuance or outstanding. Since August 7, 2006, until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company, other than issuances of shares of Company Common Stock pursuant to the Stock Options, Restricted Shares, Performance RSUs or Deferred Shares (collectively, “Equity Awards”) or rights under the Purchase Plans outstanding as of August 7, 2006, and only if and to the extent required by their terms as in effect on such date and (B) there have been no issuances by the Company of options, warrants, shares of deferred stock, restricted stock awards, stock appreciation rights, phantom stock awards, other rights to acquire shares of capital stock or other equity or voting interests from the Company or any of its Subsidiaries, or other similar rights that are linked to the value of Company Common Stock or the value of the Company or any part thereof, other than rights under the Purchase Plans.

(iii) All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and the Purchase Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no (A) bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries and (B) except as set forth in this Section 3.01(c), securities or other instruments or obligations of the Company or any of its Subsidiaries, in each case, the value of which is based upon or derived from any capital stock of, or other equity or voting interests in, the Company or which has or which by its terms may have at any time (whether actual or contingent) the right to vote (or which is convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote. Except as set forth in this Section 3.01(c) and for rights under the Purchase Plans, there are no securities, options, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right or Contract. With respect to the Stock

Options, (1) each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (2) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (3) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of The Nasdaq Global Select Market and any other exchange on which Company securities are traded, (4) the per share exercise price of each Stock Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (5) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s SEC Documents in accordance with the Exchange Act and all other applicable Laws. Except pursuant to the forfeiture or repurchase conditions of the Restricted Shares, or the exercise or Tax withholding provisions of the agreements under which the Equity Awards were granted, in each case as in effect on the date of this Agreement, there are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to (I) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (II) vote or dispose of any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The Company is not a party to any voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the knowledge of the Company, as of the date of this Agreement there are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. All Equity Awards may, by their terms, be treated in accordance with Section 5.04(a). The Company has not knowingly granted, and there is no and has been no Company policy or practice to grant, Stock Options prior to, or otherwise coordinate the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(iv) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any (A) indebtedness for borrowed money, (B) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (C) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (D) amounts owing as deferred purchase price for the purchase of any property, or (E) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (D) above of any other person (collectively, “indebtedness”).

(d) Authority; Noncontravention. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval, and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders to be held as set forth in Section 5.01(b) and (iv) recommending that the Company’s stockholders adopt this Agreement, which resolutions, except to the extent permitted by Section 4.02, have not been rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Company or any of its Subsidiaries to require the Company or any of its Subsidiaries to acquire such security), any provision of (A) the Company Certificate or the Company Bylaws or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking or license, whether oral or written (each, including all amendments thereto, a “Contract”) or Permit to which the Company or any of its Subsidiaries is a party or bound by or any of their respective properties or assets are bound by or subject to or otherwise under which the Company or any of its Subsidiaries has rights or benefits or (C) subject to the governmental filings and other matters referred to in the following sentence, any (1) Federal, state or local, domestic or foreign, statute, law, code, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) or (2) Federal, state or local, domestic or foreign, judgment, injunction, order, writ or decree of any Governmental Entity (each, a “Judgment”), in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, are not reasonably likely to (x) have a Material Adverse Effect, (y) prevent, materially impede or materially delay the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or (z) impair in any material respect the ability of the Company to perform its obligations under this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of The Nasdaq Stock Market LLC and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, are not reasonably likely to

(x) have a Material Adverse Effect, (y) prevent, materially impede or materially delay the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or (z) impair in any material respect the ability of the Company to perform its obligations under this Agreement.

(e) SEC Documents. (i) The Company has made available to Parent complete and correct copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC by the Company since January 1, 2003 (together with all information incorporated therein by reference, the “SEC Documents”). Since January 1, 2003, the Company has filed with or furnished to the SEC each report, schedule, form, statement or other document or filing required by Law to be filed or furnished at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective dates, each of the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”) and the Exchange Act, in each case, applicable to such SEC Document, and none of the SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document filed and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2003, and relating to the SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company none of the SEC Documents is the subject of any ongoing review by the SEC. The financial statements (including the related notes) of the Company included in the SEC Documents complied, at the time the respective statements were filed, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles in effect from time to time in the United States of America (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly financial statements, to normal and recurring year-end audit adjustments). Except to the extent disclosed or reserved against the Company’s most recent balance sheet (including the notes thereto) included in the Filed SEC Documents (the “Baseline Balance Sheet”), (A) as of the date of this Agreement, the Company and its Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and (B) since the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (with respect to this clause (B) only) for liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(ii) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (collectively, “SOX”) applicable to it. The Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics.

(iii) The principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX, as applicable, with respect to the SEC Documents, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or any of its Subsidiaries published financial statements or other SEC Documents.

(v) The Company maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) in compliance with the Exchange Act.

(vi) The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) in compliance with the Exchange Act.

(f) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

(g) Absence of Certain Changes or Events. (i) From December 31, 2005 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and there has not been (A) any Material Adverse Effect or any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (C) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or other equity or voting interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, (D)(1) any grant by the Company or any of its Subsidiaries to any current or former director, officer or employee of the Company or any of its Subsidiaries or any individual providing services as an independent contractor or consultant to the Company or any of its Subsidiaries (collectively, “Company Personnel”) of any bonus opportunity, any loan or any increase in any type of compensation or benefits, except for grants of normal bonus opportunities and normal increases of compensation or benefits, in each case, prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (2) any payment by the Company or any of its Subsidiaries to any Company Personnel of any bonus, except for bonuses paid or accrued prior to the date of this Agreement in the ordinary course of business consistent with past practice, (E) any grant by the Company or any of its Subsidiaries to any current director or officer of the Company or any of its Subsidiaries of any severance, change in control, termination or similar compensation or benefits or increases therein or of the right to receive any severance, change in control, termination or similar compensation or benefits or increases therein or any grant by the Company or any of its Subsidiaries to any other Company Personnel of any material severance, change in control, termination or similar compensation or benefits or material increases therein or of the right to receive any material severance, change in control, termination or similar compensation or benefits or material increases therein, (F) any adoption of or entry by the Company or any of its Subsidiaries into, any material amendment of or modification to or agreement to materially amend or modify, or any termination of, (1) any employment, deferred compensation, change in control, severance, termination, loan, indemnification, retention, stock repurchase or similar Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, or any consulting Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel who is a current or former director, officer or employee of the Company or any of its Subsidiaries, on the other hand, (2) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (3) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Personnel (all such Contracts under this clause (F), collectively, “Benefit Agreements”), (G) any grant or amendment of any incentive award (including stock options, stock appreciation rights, performance units, restricted stock, stock repurchase rights or other stock-based or stock-related awards) or the removal or modification of any restrictions in any such award, (H) any change in financial or Tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by GAAP or applicable Law, (I) any material Tax election or change in any material Tax election or any settlement or compromise of any material income Tax liability, (J) any material write-down by the Company or any of its Subsidiaries of any of the material assets of the Company or any of its Subsidiaries, or (K) any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property or rights thereto, other than nonexclusive licenses granted in the ordinary course of the business of the Company and its Subsidiaries consistent with past practice.

(ii) Since December 31, 2005, each of the Company and its Subsidiaries has continued all pricing, sales, receivables and payables practices in accordance with the ordinary course of business consistent with past practice and has not engaged, except in the ordinary course of business consistent with past practice, in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity.

(h) Litigation. Section 3.01(h) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of (A) each claim (other than immaterial claims), action, suit or judicial, administrative and regulatory proceeding or investigations pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries, and (B) each Judgment of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Entity involving, the Company or any of its Subsidiaries (other than immaterial Judgments, investigations, proceedings, notices of violations, orders of forfeitures or complaints).

(i) Contracts. (i) Section 3.01(i) of the Company Disclosure Letter contains a complete and correct list of:

(A) each Contract pursuant to which the Company or any of its Subsidiaries has agreed not to compete with any person in any area or to engage in any activity or business, or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging;

(B) each Contract to which the Company or any of its Subsidiaries is a party providing for exclusivity or any similar requirement or pursuant to which the Company or any of its Subsidiaries is restricted in any way, or which after the Effective Time could restrict Parent or any of its Subsidiaries in any way, with respect to the development, manufacture, marketing or distribution of their respective products or services or otherwise prohibits any activity in respect of the operation of their businesses, or pursuant to which any benefit or right is required to be given or lost as a result of non-compliance with any such exclusive or prohibiting requirements;

(C) each Contract with (1) any affiliate of the Company or any of its Subsidiaries, (2) any Company Personnel, (3) any union or other labor organization or (4) any affiliate of any such person (other than, in each case, (I) offer letters or employment agreements that are terminable at will by the Company or any of its Subsidiaries both without any penalty and without any obligation of the Company or any of its Subsidiaries to pay severance or other compensation or benefits (other than accrued base salary, accrued commissions, accrued bonuses, accrued vacation pay, accrued floating holidays and legally mandated benefits), (II) invention assignment and confidentiality agreements relating to the assignment of inventions to the Company or any of its Subsidiaries not involving the payment of money and (III) Benefit Plans and Benefit Agreements (including agreements evidencing Equity Awards));

(D) each Contract under which the Company or any of its Subsidiaries has incurred any indebtedness having an aggregate principal amount in excess of $100,000;

(E) each material Contract (except for this Agreement) to which the Company or any of its Subsidiaries is a party that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the Merger or any of the other transactions contemplated by this Agreement, including in order to avoid termination of or loss of a material benefit under any such Contract;

(F) each Contract to which the Company or any of its Subsidiaries is a party creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than (1) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been recorded, (2) Liens for assessments and other governmental charges or liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (3) Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (4) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of assets encumbered thereby (“Permitted Liens”);

(G) each material Contract containing any provisions (1) contemplating or relating in any way to a change in control or similar event with respect to the Company or any one or more of its Subsidiaries or otherwise having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will materially conflict with, result in a material violation or material breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional material rights or material entitlements of any person, (2) prohibiting or imposing any restrictions on the assignment of all or any portion of such Contract by Subsidiaries, including provisions requiring consent or approval of, or notice to, any person in the event of a change in control of the Company or any of its subsidiaries to any other person (without regard to any exception permitting assignments to subsidiaries or affiliates), or (3) having the effect of providing that the consummation of the Merger or any of the other transactions contemplated by this Agreement or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party;

(H) each Contract to which the Company or any of its Subsidiaries is a party providing for payments of royalties or other license fees to third parties in excess of $250,000 annually that is not terminable on notice of 90 days or less;

(I) each Contract granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

(J) each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(K) each Contract to which the Company or any of its Subsidiaries is a party granting the other party to such Contract or a third party “most favored nation” pricing or terms that (1) applies to the Company or any of its Subsidiaries or (2) following the Merger would apply to Parent or any of its Subsidiaries other than the Surviving Corporation;

(L) each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code, to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other person, excluding non-material pieces of source code developed for customers by the Company which are not integral to the Company’s products;

(M) each Contract to which the Company or any of its Subsidiaries is a party for any joint venture (whether in partnership, limited liability company or other organizational form) or similar arrangement;

(N) each material Contract for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

(O) each Contract to which the Company or any of its Subsidiaries is a party with any Governmental Entity that has resulted in cumulative license fee revenues in excess of $500,000 since January 1, 2002;

(P) each material Contract entered into in the last five years in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding that has any continuing obligations, liabilities or restrictions;

(Q) each Contract to which the Company or any of its Subsidiaries is a party providing for future performance by the Company or a Subsidiary in consideration of amounts previously paid excluding maintenance agreements with customers entered into in the ordinary course of business consistent with past practice;

(R) each Contract to which the Company or any of its Subsidiaries is a party providing for liquidated damages (other than in an immaterial amount);

(S) each material Contract to which the Company or any of its Subsidiaries is a party for professional services engagements for a fixed fee that guarantees a specific result;

(T) each Contract between the Company or any of its Subsidiaries and any of the 20 largest customers of the Company and its Subsidiaries (determined on the basis of aggregate license fees received by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2006 (each such customer, a “Major Customer” and each such Contract, a “Major Customer Contract”));

(U) each Contract between the Company or any of its Subsidiaries and any of the 20 largest licensors or other suppliers to the Company and its Subsidiaries (determined on the basis of aggregate license fees paid by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended June 30, 2006 (each such licensor or other supplier, a “Major Supplier” and each such Contract, a “Major Supplier Contract”));

(V) except for the Contracts disclosed above, each Contract which has aggregate future sums due to or from the Company or any of its Subsidiaries, taken as a whole, (i) during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $500,000 or (ii) in aggregate more than $2 million during the life of the Contract; and

(W) except for the Contracts disclosed above, each material Contract to which the Company or any of its Subsidiaries is a party not made in the ordinary course of business consistent with past practice.

The Contracts of the Company or any of its Subsidiaries of the type referred to in clauses (A) through (W) above are collectively referred to in this Agreement as “Specified Contracts”. The Company has made available to Parent a complete and correct copy of each of the Specified Contracts, including all amendments thereto. Each Contract of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries (a “Material Contract”), is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries has performed or is performing all material obligations required to be performed by it under the Material Contracts and is not (with or without notice or lapse of time or both) in breach in any material respect or default thereunder, and has not waived or failed to enforce any material rights or benefits thereunder, and, to the knowledge of the Company, no other party to any of the Material Contracts is (with or without notice or lapse of time or both) in breach in any material respect or default thereunder. To the knowledge of the Company, there has occurred no event giving (with or without notice or lapse of time or both) to others any right of termination, material amendment or cancelation of any Material Contract. To the knowledge of the Company, there are no circumstances that are reasonably likely to occur that are reasonably likely to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Material Contract.

(ii) As of the date of this Agreement, none of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Major Customer Contracts or Major Supplier Contracts, or any of its existing relationships, with the Company or any of its Subsidiaries.

(j) Compliance with Laws. The Company and its Subsidiaries have in effect all material Permits that are necessary for them to own, lease or operate their properties and assets and to carry on their businesses in all material respects as currently conducted and as proposed to be conducted. Each of the Company and its Subsidiaries is, and since January 1, 2003 has been, in compliance in all material respects with all applicable Laws and Judgments, and no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any such applicable Law or Judgment. The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof could not reasonably be expected to cause the revocation or cancelation of any material Permit. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written communication during the past three years from any person that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with, or is subject to material liability under, any material Permit, Law or Judgment or relating to the revocation or modification of any material Permit. As of the date hereof, neither the Company nor any of its Subsidiaries has received any notice that any investigation or review by any Governmental Entity is pending with respect to the Company or any of its Subsidiaries or any of the material assets or operations of the Company or any of its Subsidiaries or that any such investigation or review is contemplated.

(k) Absence of Changes in Benefit Plans; Labor Relations. (i) Except as disclosed in the Filed SEC Documents, since December 31, 2004, none of the Company or any of its Subsidiaries (A) has adopted, entered into, terminated, amended, modified or agreed to adopt, enter into, terminate, amend or modify in any material respect any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase (including the Purchase Plans), stock appreciation, restricted stock, stock repurchase rights, stock option (including the Company Stock Plans), phantom stock, stock-based compensation, performance, retirement, savings, paid time off, perquisite, vacation, severance, change in control, termination, retention, disability, death benefit, hospitalization, medical or other welfare benefit or other similar plan, program, arrangement or agreement (whether oral or written, funded or unfunded and whether or not subject to the Laws of the United States) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or with respect to which the Company is otherwise jointly or severally liable under applicable Law (each, a “Commonly Controlled Entity”), in each case, providing compensation or benefits to any Company Personnel, but not including the Benefit Agreements (all such plans, programs, arrangements and agreements, collectively, “Benefit Plans”), or (B) has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan, or any change in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined.

(ii) As of the date of this Agreement, there are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which they are bound. Since December 31, 2004, none of the Company or any of its Subsidiaries has adopted, entered into, terminated, modified or agreed to adopt, enter into, terminate, amend or modify any collective bargaining agreement. Since January 1, 2003, neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. Each of the Company and its Subsidiaries is, and since January 1, 2003, has been, in compliance in all material respects with all applicable Laws and Judgments relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since January 1, 2003, has not, engaged in any unfair labor practice. The Company has not received notice of any unfair labor practice charge or complaint against the Company or any of its Subsidiaries that is pending, and, to the knowledge of the Company, there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries threatened, in each case before the National Labor Relations Board or any comparable Governmental Entity.

(l) Environmental Matters. (i) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company or such Subsidiary is in violation of, or may have liability under, any Environmental Law; (ii) each of the Company and its Subsidiaries possesses and is in compliance in all material respects with all Permits required under Environmental Laws for the conduct of their respective operations as now being conducted, and all such Permits are in good standing; (iii) there are no material Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) there has been no Release of any Hazardous Material that is reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries; (vi) there are no aboveground or underground storage tanks, generators or known or suspected asbestos-containing materials for which the Company or its Subsidiaries is responsible at, on, under or about property owned, operated or leased by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, were there any underground storage tanks on, under or about any such property in the past; (vii) neither the Company nor any of its Subsidiaries stores, generates or disposes of Hazardous Materials (excluding office, cleaning or similar supplies used in the ordinary course of the Company’s or its Subsidiaries’ operations) at, on, under, about or from property owned or leased by the Company or any of its Subsidiaries; and (viii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries.

For all purposes of this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Judgments, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Law, Judgment, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), natural resources or human health and safety; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, toxic substances and any other chemical, material, substance or waste that is prohibited or regulated under any Environmental Law; and (D) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

(m) ERISA Compliance. (i) Section 3.01(m)(i) of the Company Disclosure Letter sets forth a complete and correct list of all Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (each, a “Pension Plan”), all Benefit Plans and Benefit Agreements that provide for stock-based, severance, change in control, termination or similar compensation or benefits or that are maintained primarily for directors or officers of the Company or any of its Subsidiaries and all other material Benefit Plans and material Benefit Agreements (other than agreements evidencing the Equity Awards) that, in each case, are in effect as of the date of this Agreement. The Company has made available to Parent complete and correct copies of (A) each Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Benefit Plans or Benefit Agreements, descriptions thereof), (B) the two most recent annual reports, or such similar reports, statements, information returns or material correspondence required to be filed with or delivered to any Governmental Entity, if any, with respect to each Benefit Plan, (including reports filed on Form 5500), (C) the most recent summary plan description (if any), and any summary of material modifications thereto, prepared for each Benefit Plan for which such summary plan description is required under applicable Law and (D) each trust agreement and group annuity or insurance Contract and any other Contract relating to the funding or payment of compensation or benefits under any Benefit Plan or Benefit Agreement. Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company and its Subsidiaries (with respect to the Benefit Plans) and all the Benefit Plans are in compliance in all material respects with applicable Law, including ERISA and the Code.

(ii) All Pension Plans intended to be Tax qualified under the Code have been the subject of favorable determination letters from the Internal Revenue Service (the “IRS”) to the effect that such Pension Plans are qualified and exempt from United States Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent determination letter or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect the qualification of such Pension Plan or require security under Section 307 of ERISA. All Pension Plans required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status) have been so approved or timely submitted for approval, no such approval has been revoked (nor, as of the date of this Agreement, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor relating to any such Pension Plan that is reasonably likely to adversely affect any such approval relating thereto. The Company has made available to Parent a complete and correct copy of the most recent determination or approval letter received with respect to each Pension Plan, as well as a complete and correct copy of each pending application for a determination or approval letter, if any.

(iii) Neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or that provides for the payment of termination indemnities.

(iv) No Benefit Plan or Benefit Agreement that provides welfare benefits (each, a “Welfare Plan”) is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). There are no agreements, written or oral, and there have been no communications to Company Personnel, that would prevent any Welfare Plan (including any Welfare Plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time. No Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code, ERISA or other applicable Law.

(v) Except as expressly set forth in the Offer Letters or in Section 5.04, (A) no Company Personnel will be entitled to any severance, change in control, termination, bonus or other additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits as a result of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) or any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) and (B) the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement (alone or in combination with any other event) and compliance by the Company with the provisions of this Agreement do not and will not (1) trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Benefit Plan, Benefit Agreement or any other employment arrangement, (2) trigger the forgiveness of indebtedness owed by any Company Personnel to the Company or any of its affiliates or (3) result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit to the Company’s ability to amend, modify or terminate, any Benefit Plan or Benefit Agreement.

(vi) No deduction of any amount payable pursuant to the terms of the Benefit Plans, Benefit Agreements or any other employment arrangements is reasonably likely to be disallowed under Section 162(m) of the Code.

(vii) Neither the Company nor any of its Subsidiaries has received notice of, and, to the knowledge of the Company, there are no, pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other material claims (except claims for benefits payable in the normal operation of the Benefit Plans and Benefit Agreements), suits or proceedings against or involving or asserting any rights or claims to benefits under, any Benefit Plan or Benefit Agreement.

(viii) All material contributions, premiums and benefit payments under or in connection with the Benefit Plans or Benefit Agreements that are required to have been made by the Company or any of its Subsidiaries have been timely made. Neither the Company nor any of its Subsidiaries has incurred, or is reasonably likely to incur, any unfunded liabilities in relation to any Benefit Plan that have not been properly accounted for under GAAP.

(ix) With respect to each Benefit Plan, (A) there has not occurred any prohibited transaction in which the Company, any of its Subsidiaries or any of their respective officers, directors or employees or, to the knowledge of the Company, any trustee or other fiduciary or administrator of any Benefit Plan or trust created thereunder, in each case, who is not an officer, director or employee of the Company or any of its Subsidiaries (a “Non-Affiliate Plan Fiduciary”), has engaged that is reasonably likely to subject the Company or any of its Subsidiaries to any material Tax on prohibited transactions imposed by Section 4975 of the Code or any material liability imposed on transactions prohibited under Section 406 of ERISA or any other applicable Law or any material indemnification obligation relating to the imposition of any such Tax or liability on any other person and (B) none of the Company, any of its Subsidiaries or any of their respective officers, directors or employees, or, to the knowledge of the Company, any Non-Affiliate Plan Fiduciary, nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that is reasonably likely to subject the Company or any of its Subsidiaries to any material liability for breach of fiduciary duty under ERISA or any other applicable Law or any material indemnification obligation relating to the imposition of any such liability on any other person.

(x) The Company and its Subsidiaries do not have any material liability or obligations, including under or on account of a Benefit Plan or Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries.

(n) Taxes. (i) Each of the Company and its Subsidiaries has timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are complete and correct in all material respects. Each of the Company and its Subsidiaries has timely paid all material Taxes due and owing, other than Taxes being contested in good faith and for which adequate reserves, in accordance with GAAP, have been established. The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, in accordance with GAAP, for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii) No material Tax Return of the Company or any of its Subsidiaries is currently under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries. There is no material deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries. Each deficiency resulting from any completed audit or examination or concluded litigation relating to Taxes by any taxing authority has been timely paid. No material issues (individually or in the aggregate) relating to Taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues (individually or in the aggregate) relating to Taxes were raised in writing by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the U.S. federal income Tax Returns of the Company and its Subsidiaries for all years through December 31, 2002.

(iii) There is no currently effective agreement or other document extending the period of assessment or collection of any material Taxes (other than extensions to file Tax Returns), and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any material Taxes has been executed or filed with any taxing authority.

(iv) No material Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens imposed by applicable Laws for Taxes not yet due and Liens for Taxes that the Company or any of its Subsidiaries is contesting in good faith through appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(v) None of the Company or any of its Subsidiaries is a party to, bound by or currently has any liability under any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to material Taxes (including the Taxes of any other person) (including any closing agreement with the Internal Revenue Service pursuant to Section 7121 of the Code (but excluding any other closing agreements with any other taxing authorities) and any advance pricing agreement).

(vi) Other than payments that may be made to persons set forth on Section 3.01(n)(vii) of the Company Disclosure Letter (the “Primary Company Executives”), no amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of the Merger (alone or in combination with any other event) by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local and foreign income, excise and other Taxes (including Taxes imposed under Sections 280G or 409A of the Code)) or interest or penalty related thereto.

(vii) The Company and its Subsidiaries have complied in all material respects (individually or in the aggregate) with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper taxing authorities all material amounts (individually or in the aggregate) required to be so withheld and paid over under applicable Laws.

(viii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (A) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger or any of the other transactions contemplated by this Agreement.

(ix) With respect to any positions taken on the Federal income Tax Returns of the Company or its Subsidiaries that could give rise to a substantial understatement of Federal income Tax within the meaning of Section 6662 of the Code, the Company or its Subsidiaries (A) has disclosed such positions on the relevant Tax Returns or (B) had, at the time such positions were taken, substantial authority for such positions within the meaning of Section 6662 of the Code.

(x) To the Company’s knowledge and based on its transfer pricing documentation (including any applicable transfer pricing studies), all material related party transactions involving the Company or any of its Subsidiaries are at arm’s length in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax Law. Each of the Company and its Subsidiaries has maintained all necessary documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any Tax Law. Section 3.01(n)(x) of the Company Disclosure Letter sets forth a list of the Company’s transfer pricing studies relevant to any Taxes or Tax Returns for any period for which the relevant statute of limitations is open.

(xi) No Subsidiary of the Company (A) is a “passive foreign investment company” within the meaning of Section 1297(a) of the Code and the Treasury Regulations promulgated thereunder or (B) has ever made an election under Section 1362 of the Code to be treated as an S corporation for Federal income Tax purposes or made a similar election under any comparable provision of any Tax Law.

(xii) Each of the Company and its Subsidiaries has conducted its business in accordance with the terms and conditions of all Tax rulings and Tax concessions that were provided by any relevant taxing authority, except for conduct that, individually or in the aggregate, could not be expected to result in a material liability for the Company or its Subsidiaries.

(xiii) Neither the Company nor any of its Subsidiaries has ever participated in any “listed transaction”, as defined in Treasury Regulation Section 1.6011-4(b), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4(a).

(xiv) For purposes of this Agreement, (A) “Taxes” shall include all Federal, state and local, domestic and foreign income, franchise, property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest penalties or additions with respect thereto; (B) “taxing authority” means any Governmental Entity exercising regulatory authority in respect of any Taxes; and (C) “Tax Return” means any Federal, state and local, domestic and foreign declaration, report, form, claim for refund, disclosure statement (including any statement pursuant to Treasury Regulation Section 1.6011-4(a)) or information, return statement or other document relating to Taxes, including any certificate, schedule or attachment thereto, and including any amendment thereof.

(o) Properties. (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets has valid and enforceable leasehold interests in, all of its material properties and tangible assets, except for such properties and tangible assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants, Taxes that are not yet delinquent and similar encumbrances that, individually or in the aggregate, have not materially interfered with, and could not reasonably be expected to materially interfere with, the ability of the Company and its Subsidiaries to use such property and assets in the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted. All such material properties and tangible assets, other than properties and tangible assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Permitted Liens.

(ii) Section 3.01(o)(ii) of the Company Disclosure Letter sets forth a complete and correct list of all real property and interests in real property leased by the Company or any of its Subsidiaries (each such property, a “Leased Real Property”). Neither the Company nor any of its Subsidiaries either currently owns or has previously owned in fee any real property or interests in real property.

(iii) With respect to each Leased Real Property, as of the date of this Agreement neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone the right to use or occupy such Leased Real Property or any portion thereof.

(iv) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all material leases to Leased Real Property to which it is a party and under which it is in occupancy, and each such material lease is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession in all material respects under all the material leases to Leased Real Property to which it is a party and under which it is in occupancy.

(p) Intellectual Property. (i) Section 3.01(p)(i) of the Company Disclosure Letter sets forth a complete and correct list of all issued patents, patent applications, registered trademarks and applications therefor owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Registered Company IP” and, together with all material Intellectual Property owned by the Company or any of its Subsidiaries as of the date of this Agreement other than Registered Company IP, the “Company Owned IP”).

(ii) (A) To the knowledge of the Company, the Company and each of its Subsidiaries owns, or is licensed or otherwise has the right to use (in each case, free and clear of any Liens, other than Permitted Liens) all Intellectual Property necessary for or material to the conduct of its business as currently conducted and as proposed to be conducted.

(B) All Registered Company IP has been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(C) To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of its or their products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any third party.

(D) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened with respect to, any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party. Since January 1, 2002, the Company has not been notified in writing of any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party. To the knowledge of the Company, there is no investigation pending or threatened with respect to any possible infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their products or services of the Intellectual Property rights of any third party.

(E) To the knowledge of the Company, no person or any product or service of any person is infringing upon or otherwise violating in any material respect any Company Owned IP. No licensor of any Company Licensed IP has notified or otherwise informed the Company or any of its Subsidiaries in writing that any person or any product or service of any person is infringing upon or otherwise violating in any material respect any Company Licensed IP.

(F) All Company IP that is confidential or proprietary has been maintained in confidence in accordance with protection procedures customarily used in the Company’s industry to protect rights of like importance. Each of the former or current members of management or key personnel of the Company or any of its Subsidiaries, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries (all such persons, the “IP Contributing Parties”), have assigned or otherwise transferred to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such IP Contributing Party in such Intellectual Property, and none of the IP Contributing Parties have a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such IP Contributing Party in the conception and development of any such Intellectual Property, and no such claim has been asserted or threatened in each case in writing. To the knowledge of the Company, none of the current employees of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted or proposed to be conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

(G) The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement do not and will not (a) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any Material Contract pursuant to which the Company or any of its Subsidiaries is a licensor or licensee of Intellectual Property, or (b) result in the loss of, or encumbrance of, any material Company IP or material benefit related thereto, or result in the creation of any Lien (other than Permitted Liens) in or upon, any material Company IP or right related thereto.

(H) To the extent Third Party Software is distributed to customers of the Company or any of its Subsidiaries together with the Company Owned IP, (1) any third party rights have been identified in Section 3.01(p)(ii)(H)(1) of the Company Disclosure Letter, (2) all necessary licenses have been obtained and (3) no royalties or payments are due (or such royalties and payments are identified in Section 3.01(p)(ii)(H)(3) of the Company Disclosure Letter).

(I) None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-disclosure agreement that is in the standard form used by the Company that has been made available to Parent prior to the date of this Agreement, or, to the knowledge of the Company, by any other person to any person except pursuant to licenses or Contracts requiring such other person to keep such trade secrets confidential.

(J) No person has any marketing or distribution rights to any material Company Owned IP.

(K) Neither the Company nor any of its Subsidiaries has assigned, sold or otherwise transferred ownership of any material Company Owned IP since January 1, 2002.

(L) Except for source code provided to third party developers to make modifications or Derivative Works for the benefit of the Company or any Subsidiary, no licenses or rights have been granted to a third person to distribute the source code for, or to use any source code to create Derivative Works of, any Company Owned IP included in any product currently marketed by, commercially available from or under development by the Company or any of its Subsidiaries for which the Company possesses the source code.

(M) The Company and each of its Subsidiaries has (1) created and has safely stored back-up copies of all their material computer programs and software (including object code, source code and associated data and documentation), and (2) taken reasonable steps to protect their material Company Owned IP and their rights thereunder, and to the knowledge of the Company, no such rights to any material Company Owned IP have been lost or are in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries.

(N) Section 3.01(p)(ii)(N) of the Company Disclosure Letter identifies any and all open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU, general public license, LGPL or limited general public license, that is used in, incorporated into, integrated or bundled with the Company IP.

(iii) For purposes of this Agreement, “Derivative Work” shall have the meaning set forth in 17 U.S.C. Section 101.

(iv) For purposes of this Agreement, (A) “Intellectual Property” means Software, Ancillary Software IP, trademarks, service marks, brand names, certification marks, trade dress, assumed names,

domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, software and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing; (B) “Software” means all types of computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code; (C) “Ancillary Software IP” means all written or electronic data, documentation, and materials that explain the structure or use of Software or that were used in the development of Software or are used in the operation of the Software including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases; (D) “Third Party Software” means Software with respect to which a third party holds any copyright or other ownership right (and, therefore, such Software is not owned exclusively by the Company or any of its Subsidiaries); (E) “Company Licensed IP” means any Intellectual Property licensed to the Company or any of its Subsidiaries; and (F) “Company IP” means Company Owned IP and Company Licensed IP.

(q) Insurance. Copies of all material insurance policies maintained by the Company have been made available to Parent. All such material policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancelation or termination has been received with respect to any such material policy which has not been replaced on substantially similar terms prior to the date of such cancelation. There is no material claim pending under any such material policies as to which coverage has been questioned, denied or disputed.

(r) State Takeover Statutes. Assuming the accuracy of the representations given by Parent and Sub in Section 3.02(e) of this Agreement, the approval of the Merger by the Board of Directors of the Company referred to in Section 3.01(d) constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement or compliance with the terms of this Agreement.

(s) Company Rights Agreement. The Company has taken all actions necessary to (i) render the Company Rights Agreement inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement, (ii) ensure that (A) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement), (B) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur and (C) the Company Rights to purchase Common Shares issued under the Company Rights Agreement do not become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement, the consummation of the Merger or the other transactions contemplated by this Agreement or compliance with the terms of this Agreement and (iii) provide that the Company Rights shall terminate in accordance with the Company Rights Agreement immediately prior to the Effective Time.

(t) Voting Requirements. The affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of Company Common Stock in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve or adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

(u) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company in connection with this Agreement or the transactions contemplated hereby incurred or to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(u) of the Company Disclosure Letter.

(v) Opinion of Financial Advisor. The Company has received the written opinion of Merrill Lynch & Co. to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, a copy of which opinion has been delivered to Parent.

(w) Unlawful Payments. None of the Company, any of its Subsidiaries, or any officer, director, employee, agent or representative of the Company or any of its Subsidiaries has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

(x) Government Contracts. (i) To the knowledge of the Company, none of the employees, consultants or agents of the Company or any of its Subsidiaries is or during the last six years has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity. There is no pending, and during the last six years there has been no, audit or investigation by a Governmental Entity with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. During the last six years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, has had reason to conduct, initiate or report any internal investigation, or has made a voluntary disclosure with respect to any alleged improper activity, misstatement or omission arising under or relating to a Government Contract. None of the Company, its Subsidiaries nor any of their respective employees, consultants or agents has made any intentional misstatement or omission in connection with any voluntary disclosure that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth the immediately preceding two sentences or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

(ii) There are (A) no outstanding claims against the Company or any of its Subsidiaries by a Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract that is reasonably likely to result in a material liability to the Company or any of its Subsidiaries, a material suspension or debarment of the Company or any of its Subsidiaries from doing business with a Governmental Entity, a finding of non-responsibility or ineligibility for contracting with a Governmental Entity or any other material impairment of any business relationship between the Company and any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, and (B) no disputes between the Company or any of its Subsidiaries and a Governmental Entity under the Contract Disputes Act or similar applicable Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. To the knowledge of the Company, no event, condition or omission has occurred that would constitute grounds for a claim or a dispute under clauses (A) or (B). Neither the Company nor any of its Subsidiaries has an interest in any pending or potential material claim under the Contract Disputes Act or similar applicable Law against a Governmental Entity or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract.

(iii) None of the Company, its Subsidiaries or, to the knowledge of the Company, any of their respective employees, consultants or agents is (or during the last six years has been) suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for contracting with a Governmental Entity.

(iv) All material test and inspection results that the Company or its Subsidiaries have provided to a Governmental Entity or any other entity pursuant to a Government Contract or as a part of the delivery to a Governmental Entity pursuant to a Government Contract of any article designed, engineered or manufactured by the Company or its Subsidiaries were complete and correct in all material respects. Either the Company or one of its Subsidiaries has provided all test and inspection results to the relevant Governmental Entity pursuant to each Government Contract as required by applicable Law and the terms of the applicable Government Contract.

(v) With respect to each Government Contract (A) all representations and certifications set forth in or pertaining to such Government Contract were current, complete and correct as of their effective date, and the Company or one of its Subsidiaries has complied in all material respects with all such representations and certifications; (B) no Governmental Entity nor any prime contractor, subcontractor or other entity has notified the Company or its Subsidiaries in writing that the Company or its Subsidiaries has breached or violated any applicable Law pertaining to such Government Contract; (C) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract and, to the knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds to any such action; (D) no cost incurred by the Company or its Subsidiaries pertaining to such Government Contract is the subject of any investigation or has been disallowed by the relevant Governmental Entity and (E) no money due to the Company or its Subsidiaries pursuant to such Government Contract has been withheld or set off.

SECTION 3.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

(a) Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to carry on its business as now being conducted.

(b) Authority; Noncontravention. Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated by this Agreement and to comply with the provisions of this Agreement. The execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement, to comply with the terms of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and, assuming the due execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) any Contract or Permit to which Parent or Sub is a party or bound by or their respective properties or assets are bound by or subject to or otherwise under which Parent or Sub has rights or benefits or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Law or Judgment, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, terminations, cancelations, accelerations, losses, Liens, rights or entitlements that, individually or in the aggregate, is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub, the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement or the compliance by Parent and Sub with the provisions of this Agreement, except for (A) the filing of a premerger notification and report form under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, is not reasonably likely to impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the Merger or the other transactions contemplated by this Agreement and has engaged in no business other than in connection with the Merger or the other transactions contemplated by this Agreement.

(e) Section 203 of the DGCL. Neither Parent nor Sub (or their respective “affiliates” or “associates”) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company within the last three years.

(f) Sufficiency of Funds. Parent will have sufficient funds or access to sufficient funds at the Effective Time for the payment of the Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and use commercially reasonable efforts to comply with all applicable Laws and, to the extent consistent therewith, use commercially reasonable efforts to keep available the services of their present officers, software developers and other key employees and to preserve their assets and technology and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them and maintain their franchises, rights and Permits. Without in any way limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except with the prior written consent of Parent (the decision with respect to which shall not be unreasonably delayed) or as specifically contemplated by this Agreement or as set forth in Section 4.01(a) of the Company Disclosure Letter (with specific reference to the subsection of this Section 4.01 to which the information stated in such disclosure relates), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, except for dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities (including any Stock Options or Restricted Shares, except pursuant to the forfeiture or repurchase conditions of such Restricted Shares, or the exercise or Tax withholding provisions of the agreements under which the Stock Options, Restricted Shares, Deferred Shares or Performance RSUs were granted in each case as in effect on the date of this Agreement), (D) take any action that would result in any amendment, modification or change of any term of any indebtedness of the Company or any of its Subsidiaries or (E) take any action described in Section 3.01(g)(i)(D)-(F) or (I) (assuming for purposes of this Section 4.01(a)(i)(E) only that such representations and warranties contained in such Section 3.01(g) apply during the period following the date of this Agreement);

(ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such stock, interests or securities or any stock appreciation rights, phantom stock awards or other similar rights that are linked in any way to the value of Company Common Stock or the value of the Company or any part thereof (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options or rights under the Purchase Plans outstanding as of the date of this Agreement or pursuant to the terms of Performance RSUs or Deferred Shares outstanding as of the date of this Agreement, in each case, only if and to the extent required by the applicable Equity Award’s terms as in effect on the date of this Agreement);

(iii) amend or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, any business or person or division thereof or (B) any other assets other than immaterial assets acquired in the ordinary course of business consistent with past practice;

(v) sell, lease, license, sell and lease back, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets (including any shares of capital stock, equity or voting interests or other rights, instruments or securities), except sales of inventory or used equipment in the ordinary course of business consistent with past practice and except for Permitted Liens incurred in the ordinary course of business consistent with past practice;

(vi) (A) repurchase, prepay or incur any indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue and sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(vii) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, that individually are in excess of $250,000 or in the aggregate are in excess of $2,000,000;

(viii) (A) pay, discharge, settle or satisfy any material claims (including any claims of stockholders and any stockholder litigation relating to this Agreement or any transaction contemplated by this Agreement or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or as required by their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reserved against on the Baseline Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(ix) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property (other than in the ordinary course of business consistent with past practice) or acquire any interest in real property; provided that in no event shall the Company or any of its Subsidiaries enter into any extension or renewal of any lease or sublease of real property or otherwise materially increase any of their obligations thereunder unless the Company shall have provided Parent with fifteen business days prior notice;

(x) waive any right under any material Contract to enforce, relinquish, release, transfer or assign any rights or claims thereunder other than in the ordinary course of business consistent with past practice or modify or amend in any material respect in a manner that is adverse to the Company or accelerate, terminate or cancel any material Contract (other than any expiration of such Contract in accordance with its terms);

(xi) enter into any material Contract that is not in the ordinary course of business or that is inconsistent with past practice;

(xii) except as required by the terms of any Benefit Plan or Benefit Agreement (or any plan, policy, Contract or agreement that would be a Benefit Plan or Benefit Agreement but for the fact that it was entered into after the date of this Agreement in accordance with the terms of this Agreement) as in effect on the date of this Agreement or as permitted to be established or modified in accordance with the terms of this Agreement or as required to ensure that any Benefit Plan or Benefit Agreement (or any plan, policy, Contract or agreement that would be a Benefit Plan or Benefit Agreement but for the fact that it was entered into after the date of this Agreement in accordance with the terms of this Agreement) is not then out of compliance with applicable Law or as specifically contemplated by this Agreement, (A) adopt, enter into, terminate, amend or modify in any material respect any Benefit Plan or Benefit Agreement (or any plan, policy, Contract or agreement that would be a Benefit Plan or Benefit Agreement but for the fact that it was entered into after the date of this Agreement in accordance with the terms of this Agreement), (B) increase in any manner the compensation or benefits of, or pay any bonus to, or grant any loan to, any Company Personnel, except for any such increases, payments or grants to Company Personnel who are not directors or officers in the ordinary course of business consistent with past practice, (C) pay or provide to any Company Personnel any material compensation or benefit not provided for under a Benefit Plan or Benefit Agreement (or any plan, policy, Contract or agreement that would be a Benefit Plan or Benefit Agreement but for the fact that it was entered into after the date of this Agreement in accordance with the terms of this Agreement) as in effect on the date of this Agreement or as permitted to be established or modified in accordance with the terms of this Agreement other than the payment of compensation or benefits in the ordinary course of business consistent with past practice, (D) grant or amend any stock options, stock appreciation rights, restricted stock units, restricted stock, stock purchase rights or other stock-based or stock-related or other incentive awards, or remove or modify any existing restrictions in any Benefit Plan or Benefit Agreement or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or Benefit Agreement (or any plan, policy, Contract or agreement that would be a Benefit Plan or Benefit Agreement but for the fact that it was entered into after the date of this Agreement in accordance with the terms of this Agreement), (F) take any action to accelerate the time of payment or vesting of any material compensation or benefits under any Benefit Plan or Benefit Agreement (or any plan, policy, Contract or agreement that would be a Benefit Plan or Benefit Agreement but for the fact that it was entered into after the date of this Agreement in accordance with the terms of this Agreement) or (G) make any material determination under any Benefit Plan or Benefit Agreement (or any plan, policy, Contract or agreement that would be a Benefit Plan or Benefit Agreement but for the fact that it was entered into after the date of this Agreement in accordance with the terms of this Agreement) that is inconsistent with the ordinary course of business or past practice;

(xiii) enter into any Contract containing any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancelation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law;

(xiv) enter into any Contract containing any restriction on the ability of any of the Company and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement;

(xv) take any action or fail to take any action if such action or failure to act is reasonably likely to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (B) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(xvi) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries or terminate (other than for cause) the employment of any Company Personnel who has an employment, severance or similar agreement or arrangement with the Company or any of its Subsidiaries;

(xvii) write-down any of its material assets, including any Company Owned IP, or make any change in any financial or Tax accounting principle, method or practice, other than those required by GAAP or applicable Law;

(xviii) except in the ordinary course of business consistent with past practice, engage in (A) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (B) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (C) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (D) any other promotional sales or discount activity;

(xix) take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xx) enter into, extend or renew (A) any Contract or amendment thereof which contains any provision listed in Section 3.01(i)(i)(A), (B), (K)(2) or (M), (B) any Contract or amendment thereof that grants any party the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice or (C) any Contract providing for the services of any dealer, distributor, sales representative or similar representative; provided, however, that solely for purposes of this clause (C) (and not clause (A) above) the Company may enter into, extend or renew any Contract providing for the services of any dealer, distributor, sales representative or similar representative, provided, that with respect to this clause (C), in each case (x) such entry, extension or renewal is in the ordinary course of business and is not inconsistent with past practice and (y) if the entry, extension or renewal is other than on standard terms and conditions, including any terms and conditions relating to geographic exclusivity, the Company shall have provided Parent with prior written notice of the material terms of the proposed Contract, extension or renewal and not less than 48 hours to comment on such terms;

(xxi) enter into any Contract or material amendment to a Contract that contains any provision listed in Section 3.01(i)(i)(F), (H)-(J), (L) or (Q)-(S) (other than, in the case of any Contract or material amendment to a Contract that does not contain any provision referenced above (other than a provision listed in Section 3.01(i)(i)(L)), any Contract pursuant to which the Company or any of its Subsidiaries has been or is being granted a license to source code in the ordinary course of business of the Company and its Subsidiaries consistent with past practice); or

(xxii) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, (i) the Company and each of its Subsidiaries shall timely file all Tax Returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct and shall be prepared on a basis consistent with the past practice of the Company; (ii) the Company will accrue a reserve in its books and records and financial statements in accordance with GAAP and past practice for all Taxes payable by the Company or any of its Subsidiaries for which no Post-Signing Return is due prior to the Effective Time; (iii) the Company and each of its Subsidiaries will promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably delayed; (iv) none of the Company or any of its Subsidiaries will amend any material Tax Return or make or change any material Tax election in each case without Parent’s consent, which consent shall not be unreasonably delayed; and (v) the Company and each of its Subsidiaries will retain all books, documents and records necessary for the preparation of Tax Returns and reports and Tax audits. The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

SECTION 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly (and it shall instruct and cause each applicable Subsidiary, if any, to instruct each such director, officer, employee, investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries not to), (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person (or any representative thereof) any information with respect to, or otherwise cooperate in any way with any person (or any representative thereof) with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval, the Board of Directors of the Company may, in response to a bona fide written unsolicited Takeover Proposal that such Board of Directors determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02 or Section 4.01(a)(viii)(C), and subject to compliance with Section 4.02(c), (A) furnish or cause its Subsidiaries to furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which contains terms that are no less restrictive than those contained in the Confidentiality Agreement dated May 25, 2006 between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided that all such information had been or is provided on a prior or concurrent basis to Parent and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or Sub) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, license agreement or similar transaction, of (i) assets or businesses that constitute or represent 15% or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole, or (ii) 15% or more of the outstanding shares of Company Common Stock or of any class of capital stock of, or other equity or voting interests in, one or more of the Company’s Subsidiaries which, in the aggregate, directly or indirectly hold the assets or businesses referred to in clause (i) above, in each case other than the Merger.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written offer which did not result from a breach of Section 4.02(a) made by a third party which, if consummated, would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, and which offer, in the good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), (i) provides a higher value to the stockholders of the Company than the consideration payable in the Merger (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise)), (ii) is not subject to any financing condition and (iii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the recommendation by such Board of Directors or any such committee of this Agreement or the Merger or recommend, or propose publicly to recommend, the approval or recommendation of any Takeover Proposal or resolve or agree to take any such action (any such action or any such resolution or agreement to take such action being referred to herein as an “Adverse Recommendation Change”), (ii) approve or recommend any Takeover Proposal, or propose the approval or recommendation of any Takeover Proposal or resolve or agree to take any such action or (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal or an Intervening Event, effect an Adverse Recommendation Change, provided that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, and provided, further, that the Board of Directors of the Company may not effect such an Adverse Recommendation Change unless (i) the Board of Directors shall have first provided prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (ii) Parent does not make, within five business days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with a financial advisor of national reputation and outside legal counsel), (A) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (B) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event. The Company agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, the Company and its officers, directors and representatives shall negotiate in good faith with Parent and its officers, directors, and representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent.

For purposes of this Agreement the term “Intervening Event” means an event, unknown to the Board of Directors of the Company as of the date hereof (or, if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of the date hereof), which event (or any material consequence of which) becomes known to or by (or understood by) the Board of Directors of the Company prior to the Stockholder Approval and which causes the Board of Directors of the Company to conclude in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that its failure to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall as promptly as possible, and in any event within 24 hours after the Company first obtains knowledge of the receipt thereof, advise Parent orally and in writing of (i) any Takeover Proposal or any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or (ii) any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such Takeover Proposal request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the person making any such Takeover Proposal request or inquiry. On a daily basis at mutually reasonably agreeable times, the Company (or its outside counsel) shall (i) advise and confer with Parent (or its outside counsel) regarding the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal, request or inquiry and (ii) promptly upon receipt or delivery thereof, provide Parent with copies of all documents and written communications relating to such Takeover Proposal exchanged between the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the one hand, and the party making a Takeover Proposal or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

SECTION 4.03. Conduct by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company prior to such action or as specifically contemplated by this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that is reasonably likely to result in (a) any representation and warranty of Parent or Sub set forth in this Agreement that is qualified as to materiality becoming untrue (as so qualified) or (b) any such representation and warranty that is not so qualified becoming untrue in any material respect.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders Meeting. (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and, no later than the tenth business day immediately following the date of this Agreement, file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) The Company agrees that the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by or on behalf of Parent for inclusion or incorporation for reference therein. Parent agrees that none of such information will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The Company shall, as promptly as practicable after the date of this Agreement, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall, absent any Legal Restraint that has the effect of preventing such action, cause to occur on the 20th business day following the date of mailing of the Proxy Statement (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting by no more than five business days and the Company shall use its reasonable best efforts during such five-business day period to obtain such a quorum as soon as practicable, (ii) the Company may delay the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement and (iii) if the Board of Directors of the Company shall have delivered an Adverse Recommendation Change Notice to Parent, the Company may delay the Stockholders Meeting until one day after the expiration of the five-business day period immediately following delivery of such notice. The notice of such Stockholders Meeting shall state that a resolution to adopt this Agreement will be considered at the Stockholders Meeting. Subject to Section 4.02(b)(i), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal.

SECTION 5.02. Access to Information; Confidentiality. (a) Subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, investment bankers, attorneys, accountants, consultants and other representatives and advisors full access upon reasonable advance notice and during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, furnish to Parent any information concerning its business as Parent may reasonably request (including the work papers of Deloitte & Touche LLP). Subject to applicable Law, following the date of this Agreement and prior to the Effective Time, Parent may (but shall not be required to), following reasonable notice to the Company, contact and interview any Company Personnel. No investigation by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives and no other receipt of information by Parent or any of its officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives shall operate as a waiver or otherwise affect any representation or warranty of the Company or any covenant or other provision in this Agreement. Except as required by any applicable Law or Judgment, Parent will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Confidentiality Agreement.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, as and to the extent requested by Parent, provide Parent with (i) a complete and correct list of all licenses issued by the Federal Communications Commission (the “FCC”) and held by the Company or any of its Subsidiaries (the “FCC Licenses”), (ii) complete and correct copies of each FCC License, (iii) the address and physical location of the device(s) covered by each FCC License, (iv) a written description of the purpose of the device(s) covered by each FCC License, (v) complete and correct copies of any Notices of Apparent Liability for Forfeiture issued by the FCC against the Company or any of its Subsidiaries and (vi) all information reasonably necessary for Parent to make an independent determination that the Company and its Subsidiaries have complied with FCC rules regarding changes of ownership control of the FCC Licenses (including descriptions of any transactions that effected a change of ownership or control of the FCC Licenses (including any intracompany reorganizations) and corporate organizational charts depicting the ownership structure of the holder of the FCC Licenses before and after any such change of ownership or control).

SECTION 5.03. Reasonable Best Efforts; Consultation and Notice. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any) and (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Merger or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from third parties; provided that this clause (v) shall not limit the rights of the Company or its Board of Directors under Section 4.02(b). In connection with and without limiting the generality of the foregoing, each of the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Merger and the other transactions contemplated by this Agreement, use its reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or Sub be obligated to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, agree or proffer to divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent, the Company or any of their respective subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any suit, claim, action, investigation or proceeding, whether judicial or administrative, brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in relation therewith; (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to directly or indirectly impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively; or (iv) seeking to (A) directly or indirectly prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) directly or indirectly prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity, shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

(b) (i) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with Parent to report material (individually or in the aggregate) operational developments, the general status of relationships with customers and resellers, the general status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided, however, that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Except as prohibited by applicable Law, the Company shall promptly notify Parent in writing of:

(A) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (2) is reasonably likely to result in (I) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (II) any such representation and warranty that is not so qualified becoming untrue in any material respect or (III) any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B) the failure of the Company to perform in any material respect any obligation to be performed by it under this Agreement;

(C) any material notice or material communication from any Governmental Entity in connection with the Merger, and a copy of any such notice or communication shall be furnished to Parent together with the Company’s written notice;

(D) any notice or other communication from any Major Customer or Major Supplier to the effect that such Major Customer or Major Supplier is terminating or otherwise materially adversely modifying its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(E) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.01(h), or that relate to the consummation of the transactions contemplated by this Agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii) Parent shall give prompt notice to the Company of (A) any representation or warranty made by it or Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied or (B) the failure of it or Sub to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c) Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such claim (which consent shall, solely in the case of any Material Litigation that has resulted in any condition set forth in Section 6.02(c) not being satisfied, not be unreasonably withheld; provided, however, that no litigation shall be considered Material Litigation for purposes of this Section 5.03 if Parent shall have waived any condition to closing to the extent such condition is not satisfied as a result of such litigation as of the date that all other conditions to closing shall have been satisfied or waived by Parent); provided that nothing in this Section 5.03(c) shall obligate Parent to agree or consent to the Company or any Subsidiary divesting, holding separate, or entering into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible); and provided further that it is understood and agreed that this Section 5.03(c) shall not give Parent the right to direct such defense.

SECTION 5.04. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Company agrees that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans or the Purchase Plans) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to effect the following:

(i) subject to the terms of any Offer Letters with the holders of Stock Options, (A) not less than 15 days prior to the Effective Time, each outstanding Stock Option shall automatically accelerate so that each such Stock Option shall become fully exercisable for all shares of Company Common Stock at the time subject to such Stock Option and may be exercised by the holder thereof for any or all of such shares and (B) upon the Effective Time, all outstanding Stock Options shall be canceled, with the holder of each Stock Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Stock Option, multiplied by (y) the number of shares of Company Common Stock subject to such Stock Option; provided that all amounts payable pursuant to this clause (i) shall be subject to any required withholding of Taxes or proof of eligibility for exemption therefrom and shall be paid at or as soon as practicable following the Effective Time, without interest;

(ii) subject to the terms of any Offer Letters with the holders of Restricted Shares, each Restricted Share outstanding at the Effective Time shall be adjusted as necessary to provide that the restrictions on such share shall lapse at the Effective Time, and at the Effective Time, each Restricted Share shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c), subject to any applicable withholding pursuant to Section 2.02(f);

(iii) each Deferred Share outstanding at the Effective Time shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c), subject to any applicable withholding pursuant to Section 2.02(f);

(iv) subject to the terms of any Offer Letters with the holders of Performance RSUs, each Performance RSU outstanding at the Effective Time shall either vest in full or be forfeited and canceled in accordance with the terms of the award agreement granting such Performance RSU, and at the Effective Time, each

Performance RSU that has vested in full shall be converted into the right to receive the Merger Consideration in accordance with Section 2.01(c), subject to any applicable withholding pursuant to Section 2.02(f); and

(v) subject to Sections 5.04(a)(i), (a)(ii), (a)(iii) and (a)(iv), each provision in each Benefit Plan and Benefit Agreement providing for the issuance, transfer or grant of any shares of Company Common Stock or any Stock Options, Restricted Shares, Performance RSUs or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company shall be deleted prior to the Effective Time, and the Company shall ensure, that following the Effective Time, there shall be no rights to acquire shares of Company Common Stock, Stock Options, Restricted Shares, Performance RSUs or any other interests in respect of any capital stock (including any “phantom” stock or stock appreciation rights) of the Company or the Surviving Corporation.

(b) The Company shall take any actions with respect to the Purchase Plans as are necessary to provide that (i) participation in the Purchase Plans shall be limited to those employees who were participants on the date of this Agreement, (ii) such participants may not increase their payroll deduction elections or purchase elections from those in effect on the date of this Agreement, (iii) each purchase right under the Purchase Plans outstanding immediately before the Effective Time shall be automatically exercised by applying the payroll deductions of each then current participant in the Purchase Plans for the then current purchase period in effect under the Purchase Plans (each, a “Purchase Period”) to the purchase of whole shares of Company Common Stock (subject to the provisions of the Purchase Plans regarding the maximum number and value of shares purchasable per participant) at a purchase price per share equal to 85% of the lower of (A) the fair market value per share of Company Common Stock on the start date of the Purchase Period in which the Merger occurs and (B) the fair market value per share of Company Common Stock immediately prior to the Effective Time, (iv) there shall not be any additional Purchase Periods commencing following the date of this Agreement under the Purchase Plans and (v) the Purchase Plans shall terminate, effective upon the earlier of the first purchase date following the date of this Agreement and the last business day before the Effective Time, but subsequent to the exercise of purchase rights pursuant to clause (iii) above.

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) Parent and Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall cause the Surviving Corporation to comply with and honor the foregoing obligations.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person, or if Parent dissolves the Surviving Corporation then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.05.

(c) For six years after the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms that are no less favorable than those of such policy in effect on the date of this Agreement, which insurance shall, prior to the Closing, be in effect and prepaid for such six year period; provided, that in no event shall Parent be required to pay, with respect to the entire six year period following the Effective Time, premiums for insurance under this Section 5.05(c) which in the aggregate exceed 300% of the aggregate premiums paid by the Company for the period from August 15, 2005 to, and including, August 15, 2006, for such purpose (which premiums for such period are hereby represented and warranted by the Company to be $1,114,750); provided that Parent shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Effective Time, as may be obtained for such 300% amount. For the avoidance of doubt, nothing in this Section 5.05(c) shall require Parent to make expenditures exceeding $3,344,250 in the aggregate.

(d) The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.06. Fees and Expenses. (a) Except as expressly set forth in this Section 5.06, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that (i) a Takeover Proposal has been publicly proposed or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes generally known to the stockholders of the Company and thereafter (A) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) and (B) prior to the date that is 12 months after such termination, the Company or any of its Subsidiaries enters into any Acquisition Agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of this Section 5.06(b)(i)(B), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to 15% shall be deemed references to 40%) or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c), then, in each such case, the Company shall pay Parent a fee equal to $40,250,000 (the “Termination Fee”) by wire transfer of same-day funds to an account designated by Parent (A) in the case of a termination by Parent pursuant to Section 7.01(c), within two business days after such termination and (B) in the case of a payment as a result of any event referred to in Section 5.06(b)(i)(B), no later than the first to occur of such events.

(c) The Company acknowledges that the agreements contained in this Section 5.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.06 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.06, the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.06 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

SECTION 5.07. Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

SECTION 5.08. Sub Compliance. Parent shall cause Sub to comply with all of Sub’s obligations under this Agreement.

SECTION 5.09. Company Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(s)) reasonably requested by Parent in order to render the

Company Rights inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement and compliance with the terms of this Agreement. Except as provided above with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, modify, take any action with respect to, or make any determination under, the Company Rights Agreement.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of the Company contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date, in each case other than any failures to be so true and correct that do not make it inadvisable, in the reasonable judgment of Parent, to proceed with the Merger. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any third party that has a reasonable likelihood of success (“Material Litigation”) or by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages that are material, individually or in the aggregate, in relation to the value of the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or all or any of their respective affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or Parent or its Subsidiaries, in each case as a result of or in connection with the transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the Company Common Stock or the shares of common stock of the Surviving Corporation on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively, or (iv) seeking to (A) prohibit Parent or any of its affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (B) prevent the Company or its Subsidiaries from operating any of their business in substantially the same manner as operated by the Company and its Subsidiaries prior to the date of this Agreement.

(d) Legal Restraint. No Legal Restraint that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an authorized signatory of Parent to such effect.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, or by such party’s breach of any other provision of this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by January 31, 2007 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable; or

(iii) the Stockholders Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat;

(c) by Parent, in the event the Company has delivered an Adverse Recommendation Change Notice or an Adverse Recommendation Change has occurred;

(d) by Parent, if (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is incapable of being cured by the Company by the Termination Date or, if capable of being cured by the Company by the Termination Date, the Company does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from Parent and diligently pursue such cure thereafter, or (ii) if any Legal Restraint having any of the effects referred to in clauses (i) through (iv) of Section 6.02(c) shall be in effect and shall have become final and nonappealable; or

(e) by the Company, if Parent shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured by Parent by the Termination Date or, if capable of being cured by Parent by the Termination Date, Parent does not commence to cure such breach or failure within 10 business days after its receipt of written notice thereof from the Company and diligently pursue such cure thereafter.

SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII and except for any material breach by a party that is willful or intentional of any of its representations, warranties, covenants or agreements set forth in this Agreement (which breach, and liability therefor, shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.06(b)).

SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained; provided, however, that after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the parties without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to Parent or Sub, to:

International Business Machines Corporation

New Orchard Road

Armonk, NY 10504

Attention: David L. Johnson

Telecopy:  (914) 499-6006

with a copy to:

International Business Machines Corporation

New Orchard Road

Armonk, NY 10504

Attention: Gregory C. Bomberger, Esq.

Facsimile:  (914) 499-6006

and with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Facsimile:  (212) 474-3700

Attention: Scott A. Barshay, Esq.

         George F. Schoen, Esq.

if to the Company, to:

FileNet Corporation

3565 Harbor Boulevard

Costa Mesa, CA 92626

Attention:  General Counsel

Facsimile:  (714) 327-9858

with a copy to:

Latham & Watkins LLP

650 Town Center Drive

Costa Mesa, CA 92626-1925

Facsimile:  (714) 755-8290

Attention: R. Scott Shean, Esq.

         Kevin B. Espinola, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) “affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person;

(b) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge after reasonable inquiry of any officer or employee of the Company set forth on Schedule 8.03;

(c) “Material Adverse Effect” means any state of facts, change, development, event, occurrence, action or omission that, individually or in the aggregate, is reasonably likely to (i) result in a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) result in a material impairment on the ability of Parent and its Subsidiaries to continue operating the business of the Company and its Subsidiaries after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Company: (a) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders or any disruption in supplier, distributor, partner or similar relationships) resulting from or arising out of the announcement, pendency or anticipated consummation of the Merger, (b) any adverse effect resulting from or arising out of general economic conditions to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates, (c) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and its Subsidiaries operate to the extent that they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates, (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, military action or war or any escalation or worsening thereof to the extent they do not disproportionately affect the Company and its Subsidiaries, taken as a whole, in relation to other companies in the industry in which the Company operates, (e) any adverse effect resulting from or arising out of changes (after the date of this Agreement) in GAAP or applicable Laws or (f) any adverse effect resulting from or arising out of the failure of such person to meet internal or analysts’ expectations or projections (it being understood that the cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(d) “Permit” means any certificate, permit, license, franchise, approval, concession, qualification, registration, certification or similar authorization from any Governmental Entity.

(e) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity; and

(f) a “Subsidiary” of any person shall mean any other person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

SECTION 8.04. Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) together with the Exhibits hereto and the Company Disclosure Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Confidentiality Agreement, and (b) except for the provisions of Section 5.05, is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.09. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.10. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

SECTION 8.11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity.

SECTION 8.12. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.13. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION,

by	/s/ DAVID L. JOHNSON
Name:	David L. Johnson
Title:	Vice President, Corporate Development

NASSAU ACQUISITION CORP.,

by	/s/ LORENZO DE LA VEGA
Name:	Lorenzo De La Vega
Title:	President

FILENET CORPORATION,

by	/s/ LEE D. ROBERTS
Name:	Lee D. Roberts
Title:	Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is FILENET CORPORATION.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

To the fullest extent from time to time permitted by law, no director of the Corporation shall be personally liable to any extent to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director.

ARTICLE IX

Each person who is or was or had agreed to become a director or officer of the Corporation, and each such person who is or was serving or who had agreed to serve at the request of the Corporation as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including the heirs, executor, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted from time to time by applicable law. Any repeal or modification of this Article IX shall not adversely affect any right to indemnification of any person existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

Annex B

August 9, 2006

Board of Directors

FileNet Corporation

3565 Harbor Blvd.

Costa Mesa, CA 92626-1420

Members of the Board of Directors:

FileNet Corporation, a Delaware corporation (the “Company”), International Business Machines Corporation, a New York corporation (the “Acquiror”), and a newly formed Delaware corporation and wholly owned subsidiary of the Acquiror (“Sub”), propose to enter into an Agreement and Plan of Merger dated as of the date of this letter (the “Agreement”) pursuant to which Sub would be merged with the Company and each outstanding share of common stock, $0.01 par value per share, of the Company (“Company Share”), other than Company Shares held in treasury or held by the Acquiror or by Sub and other than Appraisal Shares (as defined in the Agreement), would be converted into the right to receive $35.00 per share in cash (the “Consideration”). The merger transaction contemplated by the Agreement is referred to as the “Transaction.”

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Transaction is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed the Agreement; and

(9) Taken into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any

B-1

obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for, and exculpate us from, certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is solely for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness of the Consideration or the Transaction to, or any other matter relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares as described below.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Transaction is fair from a financial point of view to the holders of such shares.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

B-2

Annex C

Appraisal Rights

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FILENET CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

October 3, 2006

9:00 local time

3565 Harbor Boulevard

Costa Mesa, California

3565 Harbor Boulevard Costa Mesa, California 92626	PROXY

This proxy is solicited by the Board of Directors of FileNet Corporation for use at the Special Meeting of Stockholders of FileNet Corporation on October 3, 2006.

This proxy when properly executed will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposals 1 and 2.

By signing this proxy, you revoke all prior proxies and appoint Lee Roberts and Sam Auriemma, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and on any other matters which may come before the Special Meeting and all adjournments.

See Reverse Side for Voting Instruction

Address Change (Mark the corresponding box on the reverse side)

SEE REVERSE SIDE	SEE REVERSE SIDE

1

Your vote is important. Please vote immediately.
Vote-by-Internet	OR	Vote-by-Telephone
Log on to the Internet and go to http://www.computershare.com/expressvote		Call Toll-Free 1-800-652 VOTE (1-800-652-8683)

If you vote over the Internet or by telephone, please do not mail your card.

___________________________________________________________________________________________

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

___________________________________________________________________________________________

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 9, 2006, by and among FileNet Corporation, International Business Machines Corporation and Nassau Acquisition Corp.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

Both of the attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

MARK HERE FOR ADDRESS CHANGE (SEE REVERSE SIDE)             ☐

Please date this Proxy and sign it exactly as your name or names appear. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held by a corporation, please sign in full corporate name by the president or other authorized officer. If shares are held by a partnership, please sign in full partnership name by an authorized person.

Signature:	Date:	Signature:	Date: